UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐  Soliciting Material Pursuant to §240.14a-12

HOLLYFRONTIER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2012

ANNUAL MEETING

AND PROXY STATEMENT

March 30, 2012

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of HollyFrontier Corporation. This is the first annual meeting since completing the merger of Holly Corporation and Frontier Oil Corporation last July. The meeting will be held at 8:30 a.m., local time, on May 16, 2012, at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201.

At the meeting stockholders will be asked to vote on three proposals:

1.	to elect 12 directors to hold office until the 2013 annual meeting of stockholders;

2.	to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	to ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2012 fiscal year.

Information about the meeting is presented in the following proxy statement. Please read the enclosed information and our 2011 Annual Report carefully before voting your proxy.

It is important that your shares be voted at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the proxy card (if you have requested a paper copy of the proxy materials) or vote using the internet or telephone voting procedures described on the Notice of Internet Availability.

Thank you for your continued support of the Company. We look forward to seeing you at the annual meeting.

Matthew P. Clifton	Michael C. Jennings
Executive Chairman	Chief Executive Officer and President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012. We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. These rules allow us to provide information our stockholders need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The Company’s Notice of Annual Meeting, Proxy Statement and 2011 Annual Report to stockholders are available on the internet at www.proxyvote.com.

HOLLYFRONTIER CORPORATION

2828 North Harwood

Suite 1300

Dallas, Texas 75201

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2012

GENERAL INFORMATION

Purpose, Place, Date and Time

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the HollyFrontier Corporation (the “Company,” “we,” “our” or “us”) for use at the Company’s 2012 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held on May 16, 2012, at 8:30 a.m., local time, at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201. This proxy statement and the enclosed proxy card are being first made available to stockholders on or about March 30, 2012. All stockholders are invited to attend the Annual Meeting.

Internet Availability of Proxy Materials

The Company will continue to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide internet access to the proxy materials and annual report to their stockholders. The use of Notice and Access generates significant cost savings for the Company.

In lieu of paper copies of the proxy statement and other materials, most of our stockholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and annual report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials and annual report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct us otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

Voting Rights and Proxy Information

Who is entitled to vote?

Stockholders of record at the close of business on March 20, 2012 (the “Record Date”) are entitled to receive notice of and the right to vote at the Annual Meeting. As of the close of business on the Record Date, there were 208,401,785 shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

If your shares are registered in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are considered the “stockholder of record” of those shares. If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner” or holder in “street name” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

What am I voting on?

You are being asked to vote on the following proposals at the Annual Meeting:

1. to elect 12 directors to serve until the Company’s next annual meeting;

2. to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3. to ratify the appointment of Ernst & Young LLP as the Company’s auditor for 2012.

How do I vote if I am a stockholder of record?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

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Internet — visit the website shown on the Notice of Internet Availability (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Time, on May 15, 2012;

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Telephone — within the U.S. or Canada, call the toll-free telephone number shown on the Notice of Internet Availability (1-800-690-6903) and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Time, on May 15, 2012; or

•

Mail — if you have requested a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close at the Annual Meeting.

If you vote by internet or telephone, do not return your proxy card. Submitting your proxy by internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Please do not return the Notice of Internet Availability.

The Notice of Internet Availability is not a valid proxy.

How do I vote if I hold my shares in street name?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. In addition, you may be eligible to vote by internet or telephone if your broker, bank or other nominee participates in the proxy voting program provided by Broadridge. If your bank, brokerage firm or other nominee is participating in Broadridge’s program, your voting form will provide instructions. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting;

•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Time, on May 15, 2012;

•	delivering a written notice of revocation of the proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting; or

•	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on your proxy. If a properly executed proxy gives no specific instructions, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, the rules of the New York Stock Exchange require that these institutions only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, resulting in a “broker non-vote.”

Your broker, bank or other nominee is not permitted to vote on your behalf in the election of directors (Proposal 1) or the advisory vote on the compensation of the Company’s named executive officers (Proposal 2), unless you provide specific instructions to them. Accordingly, if you do not provide timely voting instructions to your broker, bank or other nominee that holds your shares, that institution will be prohibited from voting on all of the proposals in its discretion, except the ratification of the appointment of the independent public accounting firm (Proposal 3).

How many votes must be present to hold the meeting?

A quorum is necessary for conducting a valid meeting. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions (shares of the Company’s common stock for which proxies have been received but for which the holders have abstained from voting) will be counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the matters to be voted on at the Annual Meeting?

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 — Election of Directors	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2 — Advisory Vote on Executive Compensation	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 3 — Ratification of the Appointment of Ernst & Young LLP	Affirmative vote of a majority of the votes cast on the matter	Yes	Abstentions are not considered votes cast and will have no effect

How are proxies being solicited and who pays the solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for the Annual Meeting. For these services, the Company will pay Georgeson $13,000 and will reimburse Georgeson for reasonable out-of-pocket expenses. Additionally, proxies may be solicited by our officers, directors and employees personally or by telephone, e-mail or other forms of communication. The Company may also request banks, brokerage firms, custodians, nominees and fiduciaries forward proxy materials to beneficial owners of the Company’s common stock. The costs of the solicitation, including reimbursements of any forwarding expenses, will be paid by the Company.

ELECTION OF DIRECTORS (PROPOSAL 1)

Currently, the Board consists of 12 directors. Each of the Company’s directors stands for election each year at the annual meeting.

Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating/Corporate Governance Committee and approved by the Board. The director nominees, if elected, will serve until the 2013 annual meeting of stockholders, or until their earlier resignation or removal. Each director nominee has indicated a willingness to serve if elected.

In connection with the completion of the merger of Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”), we increased the size of our Board from seven to 14 members and appointed the following director nominees to the Board: Michael C. Jennings, Douglas Y. Bech, Robert J. Kostelnik, James H. Lee, Paul B. Loyd, Jr., Franklin Myers and Michael E. Rose. Each of these director nominees was a director of Frontier immediately prior to the merger. On December 31, 2011, Mr. Loyd and Jack P. Reid retired from the Board. In connection with their retirement, we decreased the size of the Board from 14 to 12 directors.

Required Vote and Recommendation

The directors will be elected by a majority of the votes cast on the matter.

The Board unanimously recommends a vote “FOR” the election of each of the director nominees listed below.

Matthew P. Clifton	Director since 1995; age 60.
Principal Occupation:	Executive Chairman.
Business Experience:	Mr. Clifton joined the Company in 1980, and served as Chief Executive Officer of the Company from 2006 until the merger in July 2011, as Chairman of the Board of the Company from April 2007 until the merger in 2011 and as President of the Company from 1995 until 2006. Mr. Clifton has served as the Chief Executive Officer of Holly Logistic Services, L.L.C. (“HLS”), the general partner of the general partner of Holly Energy Partners, L.P. (“HEP”) since March 2004 and as President of HLS since July 2011.
Additional Directorships:	Mr. Clifton has served as the Chairman of the board of directors of HLS, the general partner of the general partner of HEP, since March 2004.
Qualifications:	Mr. Clifton has over 30 years of experience in the operations of the Company. He has extensive knowledge of the refining industry and related macro-economic conditions as well as valuable industry relationships. Mr. Clifton brings to the Board a unique and valuable perspective and an understanding of the Company’s history, culture, vision and strategy.
Michael C. Jennings	Director since 2011; age 46.
Principal Occupation:	Chief Executive Officer and President.
Business Experience:	Mr. Jennings served as President and Chief Executive Officer of Frontier from 2009 until the merger in July 2011. He served as Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009.
Additional Directorships:	Mr. Jennings served as Chairman of the board of directors of Frontier from 2010 until the merger in July 2011 and served as a director of Frontier from 2008 to July 2011. He currently serves as a director of ION Geophysical Corporation and HLS.
Qualifications:	Mr. Jennings brings to the Board extensive industry experience, familiarity with the day-to-day operations of Frontier prior to the merger and provides a significant resource for the Board and facilitates communication between management and the Board.

Douglas Y. Bech	Director since 2011; age 66.

Principal Occupation:	Chairman and Chief Executive Officer of Raintree Resorts International.
Business Experience:	Mr. Bech has served as the Chairman and Chief Executive Officer of Raintree Resorts, or its predecessors, since 1997. Raintree Resorts is engaged in resort development, vacation ownership sales and resort management. In 2003, Teton Club LLC, a real estate developer of a private residence club in Wyoming owned by an affiliate of Raintree Resorts, filed for protection under Chapter 11 of the U.S. Bankruptcy Code and Teton Club was successfully reorganized in 2004. From 1970 through 1997, Mr. Bech served in various capacities, including as a partner, of several large international law firms practicing in the area of corporate finance and securities transactions.
Additional Directorships:	Mr. Bech served as a director of Frontier from 1993 until the merger in July 2011. Mr. Bech has served as a director of j2 Global, Inc. since 2000 and of eFax.com from 1988 until it was acquired by j2 Global, Inc. in 2000.
Qualifications:	Mr. Bech’s current experience as a chief executive officer as well as his previous experience as a securities and corporate finance attorney provide him with valuable insight into corporate finance and governance, including matters regarding compensation and retention of management and key employees.
Buford P. Berry	Director since 2004; age 76.
Principal Occupation:	Of Counsel to Thompson & Knight L.L.P.
Business Experience:	Mr. Berry has served in various capacities at Thompson & Knight L.L.P., a Texas-based law firm, since 1963, including as the managing partner from 1986 to 1998.
Additional Directorships:	Mr. Berry has served as a manager on the Board of Managers of Dorchester Minerals Management GP LLC, the general partner of the general partner of Dorchester Minerals, L.P., a publicly-held limited partnership, since 2003.
Qualifications:	Mr. Berry has significant experience in addressing complex legal, tax, regulatory and risk matters relevant to the Company through his service as a partner at Thompson & Knight and as a member of the advisory committee (which performs audit committee and compensation committee functions) of the Board of Managers of Dorchester Minerals.
Leldon E. Echols	Director since 2009; age 56.
Principal Occupation:	Investor.
Business Experience:	Mr. Echols has been an investor since 2006. Before becoming an investor, Mr. Echols served as Executive Vice President and Chief Financial Officer of Centex Corporation from 2000 until 2006. Before joining Centex, Mr. Echols held various positions, including managing partner, at Arthur Andersen LLP from 1978 until 2000.
Additional Directorships:	Mr. Echols currently is a member of the boards of directors of Trinity Industries, Inc., Crosstex Energy, L.P. and Crosstex Energy, Inc. Additionally, from 2005 until 2007, Mr. Echols served as a director of TXU Corporation.
Qualifications:	Mr. Echols brings to the Board executive management and board experience with other public companies. Mr. Echols has extensive financial and management experience as well as financial reporting expertise and a level of financial sophistication that qualifies him as an audit committee financial expert. In addition, Mr. Echols’ prior and current service on audit committees of other public companies gives him a range of experiences and skills which allow him to effectively lead the Audit Committee.

R. Kevin Hardage	Director since 2011; age 50.
Principal Occupation:	Chief Executive Officer of Turtle Creek Trust Company, Co-founder, President and Portfolio Manager of Turtle Creek Management, LLC and a non-controlling manager and member of TCTC Holdings, LLC.
Business Experience:	Mr. Hardage has served as Chief Executive Officer of Turtle Creek Trust Company, a private trust and investment management firm, since 2009 and has served as President and Portfolio Manager of Turtle Creek Management, a registered investment advisory firm, since 2006. In addition, Mr. Hardage serves as a non-controlling manager and member of TCTC Holdings, LLC, a bank holding company that is a banking, securities and investment management firm. Mr. Hardage previously served as Vice President and Portfolio Manager of U.S. Trust Company, N.A., a private banking and investment management firm, from 2002 to 2006.
Qualifications:	Mr. Hardage brings to the Board executive and general management experience as well as significant financial expertise.
Robert J. Kostelnik	Director since 2011; age 60.
Principal Occupation:	Partner at Glenrock Recovery Partners, LLC
Business Experience:	Mr. Kostelnik has served as a partner of Glenrock Recovery Partners since January 2012. Glenrock Recovery Partners assists energy, pipeline, and terminal companies with maximizing the value of non-fungible liquid hydrocarbons. Mr. Kostelnik served as the President and Chief Executive Officer of Cinatra Clean Technologies, Inc. from 2008 thru 2011. Cinatra provides tank cleaning systems to refining pipelines and terminals. Prior to 2008, Mr. Kostelnik served in a number of senior positions during his 16 years with CITGO Petroleum Corporation, most recently serving as Vice President of Refining until his retirement in 2007. CITGO is engaged in the refining and marketing of petro-chemical products.
Additional Directorships:	Mr. Kostelnik served as a director of Frontier from 2010 until the merger in July 2011. He currently serves on the board of directors of Methanex Corporation.
Qualifications:	Mr. Kostelnik brings to the Board significant experience and insight into the Company’s industry through his extensive experience in the refining industry.
James H. Lee	Director since 2011; age 63.
Principal Occupation:	Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.
Business Experience:	Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, since founding the firm in 1984.
Additional Directorships:	Mr. Lee served as a director of Frontier from 2000 until the merger in July 2011. He has served as a director of Forest Oil Corporation since 1991.
Qualifications:	Mr. Lee brings to the Board his extensive experience as a consultant and investor in the oil and gas industry, which provides him with significant insights into relevant industry issues.

Robert G. McKenzie	Director since 1992; age 74.
Principal Occupation:	Financial Consultant.
Business Experience:	Mr. McKenzie has been a financial consultant since 2000. Prior to 2000, Mr. McKenzie held various executive level positions at Republic Bank Dallas and at Brown Brothers Harriman Trust Company of Texas.
Qualifications:	Mr. McKenzie brings to the Board financial reporting expertise and financial sophistication based on his prior experience, including through his former service as the Chairman of the Audit Committee. Further, as a result of his long history with the Company, Mr. McKenzie possesses operating experience and a broad range of expertise and knowledge of all committee functions, together with an invaluable overview of the Company’s businesses.
Franklin Myers	Director since 2011; age 59.
Principal Occupation:	Investor.
Business Experience:	Mr. Myers has been an investor since 2009. In addition, Mr. Myers serves as an operating advisor to Paine & Partners, LLC, a private equity firm, since 2009. Mr. Myers served as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from 2008 until 2009. He served Cameron in various other capacities, including as Senior Vice President and Chief Financial Officer from 2003 through 2008, President of Cameron’s compression business from 1998 through 2001 and Senior Vice President and General Counsel from 1995 through 1999. In addition, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated from 1988 through 1995 and as an associate and then a partner at Fulbright & Jaworski from 1978 through 1988.
Additional Directorships:	Mr. Myers served as a director of Frontier from 2009 until the merger in July 2011. He currently serves as a director of Ion Geophysical Corporation and Comfort Systems USA, Inc.
Qualifications:	Mr. Myers’ experience in senior finance and legal positions at publicly traded energy companies provides him with significant insight into operations, management and finance. In addition, Mr. Myers brings to the Board a broad range of experiences and skills as a result of his service as a director of other public and private companies.
Michael E. Rose	Director since 2011; age 65.
Principal Occupation:	Investor.
Business Experience:	Prior to his retirement in 2004, Mr. Rose served in a number of senior positions during his 24 years with Anadarko Petroleum Corporation, most recently serving as Executive Vice President Finance and Chief Financial Officer of Anadarko from 2000 until his retirement.
Additional Directorships:	Mr. Rose served as a director of Frontier from 2005 until the merger in July 2011.
Qualifications:	Mr. Rose brings to the Board significant financial and investment experience with oil and gas companies. He also qualifies as an audit committee financial expert.

Tommy A. Valenta	Director since 2010; age 63.
Principal Occupation:	Retired.
Business Experience:	Mr. Valenta served as the President and Chief Executive Officer of Chaparral Steel Company from 2005 until 2007, when he retired. Prior to joining Chaparral Steel, Mr. Valenta was with Texas Industries, Inc. for 37 years where he held various positions, including Executive Vice-President and Chief Operating Officer — Steel.
Additional Directorships:	Mr. Valenta served as a director of Chaparral Steel from 2005 until 2007.
Qualifications:	Mr. Valenta brings to the Board executive and general management experience and teambuilding leadership experience at a public company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board and senior management believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. The Company is committed to maintaining the highest standard of business conduct and corporate governance, which we believe is essential to operating our business efficiently, maintaining our integrity in the marketplace and serving our stockholders.

Consistent with these principles, the Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines. These documents, together with our certificate of incorporation, by-laws and Board committee charters, form the framework for our governance. All of these documents are publicly available on our website at www.hollyfrontier.com. Copies of these documents may also be obtained free of charge upon written request to HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201, Attention: Vice President, Investor Relations.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, our Board is responsible for selecting the Board leadership structure that is in the best interests of the Company. In connection with the merger of Holly and Frontier, the Board separated the positions of Chairman and Chief Executive Officer. Currently, Matthew P. Clifton, the former Chairman and Chief Executive Officer of Holly, serves as our Executive Chairman, and Michael C. Jennings, the former Chairman, President and Chief Executive Officer of Frontier, serves as our President and Chief Executive Officer.

The Board believes that at this time the separation of these positions enhances both the oversight of management by the Board and the Company’s overall leadership structure. In addition, as a result of his former role as Holly’s Chief Executive Officer, Mr. Clifton has Company-specific experience and expertise and as Executive Chairman can identify strategic priorities, lead the discussion and execution of strategy, and facilitate the flow of information between management and the Board.

In order to give a significant voice to our non-management directors and to reinforce effective, independent leadership on the Board, and in recognition of his demonstrated leadership skills, the Board appointed Mr. Bech as lead director on November 16, 2011. The lead director’s responsibilities are set forth in the Company’s Corporate Governance Guidelines and include:

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presiding over executive sessions of the Board’s independent directors and communicating matters discussed at the executive session to the Executive Chairman and the Chief Executive Officer, as appropriate;

•	calling meetings of independent directors if desirable or necessary;

•	serving as a liaison between the Executive Chairman, the Chief Executive Officer and the independent directors;

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advising and consulting with the Executive Chairman, the Chief Executive Officer and the chairperson of each committee regarding Board and committee meetings, as necessary, desirable or appropriate; and

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advising and consulting with the Executive Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the information submitted by the Company’s management to, and other communications with, the independent directors.

The Board has established a policy that its non-management directors meet in executive session, without members of management present. If the lead director is unable to attend a meeting of the non-management directors, then the non-management directors will designate the director to preside at the meeting.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board, and are in the best interest of our stockholders.

Board Oversight of Risk Management

The Board oversees management of risk. The Board regularly reviews information regarding the Company’s business and operations, including the key operational and/or financial risks. As described below, consistent with SEC regulations and NYSE requirements, the Board committees are also engaged in overseeing risk associated with the Company.

•	The Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company’s risk management and risk assessment guidelines and policies.

•	The Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and arrangements.

•	The Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs.

•	The Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with the environment, health, safety and public policy.

While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is ultimately responsible for the risk management of the Company and is regularly informed through committee and senior management presentations.

The Board also receives input from the Company’s Risk Management Oversight Committee on management’s views of the risks facing the Company. This committee is made up of management personnel and monitors the risk environment for the Company as a whole. This committee also supports the efforts of the Board and the Board committees to monitor and evaluate guidelines and policies governing the Company’s risk assessment and management.

Director Independence

Board of Directors.    NYSE listing requirements and our Corporate Governance Guidelines require that at least a majority of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, Messrs. Bech, Berry, Echols, Hardage, Kostelnik, Lee, McKenzie, Myers, Rose and Valenta, is independent under the NYSE independence standards. The Board also determined that each of Messrs. Loyd, Reid and Stoffel was independent during his service on the Board in 2011. Mr. Clifton and Mr. Jennings are deemed not to be independent because of their current officer positions.

Audit Committee.    The Board has determined each member of the Audit Committee is “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that Mr. Echols’ service as a member of the audit committees of Trinity Industries, Inc., Crosstex Energy, L.P. and Crosstex Energy, Inc. does not impair his ability to effectively serve on the Audit Committee of the Company. Prior to the completion of the merger, the Holly board determined that Messrs. Berry, Echols, Hardage, McKenzie and Valenta, the Holly members of the Audit Committee, were “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Exchange Act.

Compensation Committee.    The Board has determined each member of the Compensation Committee is “independent” as defined by the NYSE listing standards. Prior to the merger, the Holly board determined that Messrs. Berry, Echols and McKenzie, the previous members of the Compensation Committee, were “independent” as defined by the NYSE listing standards.

Nominating/Corporate Governance Committee.    The Board has determined each member of the Nominating/Corporate Governance Committee is “independent” as defined by the NYSE listing standards. Prior to the merger, the Holly board determined that Messrs. Berry, McKenzie, Reid and Valenta, the members of the

Corporate Governance and Public Policy Committee, were “independent” as defined by the NYSE listing standards.

Environmental, Health, Safety, and Public Policy Committee.    The Board has determined each member of the Environmental, Health, Safety, and Public Policy Committee is “independent” as defined by the NYSE listing standards. Prior to the merger, Holly’s Corporate Governance and Public Policy Committee performed some of the functions and responsibilities now overseen by the Environmental, Health, Safety, and Public Policy Committee.

Independence Determination.    In making its independence determinations, the Board considered certain transactions, relationships and arrangements. In determining Mr. Reid’s independence in 2011, the Board considered the employment of Mr. Reid’s son as Manager, Applications Infrastructure Support of the Company. In determining Mr. Hardage’s independence, the Board considered the employment of Mr. Hardage’s father-in-law as Assistant to the Executive Chairman of the Company in 2011. In addition, the Board considered that Mr. Hardage is a non-controlling manager and member of TCTC Holdings, LLC (which may be deemed to beneficially own 6.9% of the Company’s common stock) and holds various other positions with TCTC’s subsidiaries. The Board has determined that these relationships do not impair the independence of these directors.

Director Nominations

Qualifications

In considering nominees for election as director, the Nominating/Corporate Governance Committee considers a number of factors, with an objective of having a board with diverse backgrounds and experience. The Nominating/Corporate Governance Committee is also responsible for recommending the nomination of incumbent directors it deems appropriate for re-election to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.

Characteristics expected of all directors include integrity, exceptional talent and judgment, and the ability and willingness to commit adequate time to the Board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate’s knowledge of the communities in which the Company does business, the Company’s industry, or other industries relevant to the Company’s business, or other organizations of comparable size and personal qualities, background and reputation. The Board also considers the diversity of education, viewpoints, background, experience and skill when evaluating candidates.

Stockholder Recommendations

The Nominating/Corporate Governance Committee will consider recommendations of potential director candidates from stockholders based on the same criteria as a candidate identified by the Nominating/Corporate Governance Committee. Stockholders may submit such a recommendation by sending a letter to the Secretary of the Company at the Company’s principal executive offices. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.”

To be considered for inclusion in the proxy statement, recommendations must be submitted in writing no less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. A stockholder’s notice must include the following:

•	the name of the stockholder recommending the director candidate and the class and number of shares of common stock which are beneficially owned by the stockholder;

•	a written statement by the director candidate agreeing to being named in the Company’s proxy materials and to serve as a member of the Board if nominated and elected; and

•

all other information relating to the director candidate that would be required to be disclosed in a proxy statement relating to an election of directors, or is otherwise required by Regulation 14A under the Exchange Act.

For more information, see “Additional Information — Stockholder Proposals.”

Communications with the Board

Any stockholder or other interested party may communicate with the non-management directors by e-mailing the lead director at presiding.director@hollyfrontier.com or writing to: Lead Director, c/o Secretary, HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201. Communications to the Board generally may be sent certified mail to HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201, Attention: Secretary. The Secretary will review the communication and will forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The purpose of this Code is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and compliance reporting in accordance with all applicable laws. The Code sets forth a common set of values and standards to which all of the Company’s directors, officers and employees are expected to adhere. The Company will post information regarding an amendment to, or waiver from, its Code of Business Conduct and Ethics on its website under the Investor Relations tab.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under the Company’s Corporate Governance Guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and Board committees on which they serve. During 2011, the Board held 19 meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served during the period he was a director.

The Company does not have a policy regarding director attendance at the annual stockholder meeting. All of our then-current directors attended the 2011 annual meeting of stockholders.

Board Committees

Prior to the merger, the Company had four standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Corporate Governance and Public Policy Committee; and

•	an Executive Committee.

Frontier had a Safety & Environmental Committee to oversee Frontier’s compliance with environmental laws, worker safety, process safety and health matters. The Board decided to maintain a committee with these responsibilities while realigning the responsibilities of the Corporate Governance and Public Policy Committee. The Board reconstituted the Corporate Governance and Public Policy Committee into the Nominating/Corporate Governance Committee and created the Environmental, Health, Safety, and Public Policy Committee. As a result, the Company currently has five standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating/Corporate Governance Committee;

•	an Environmental, Health, Safety, and Public Policy Committee; and

•	an Executive Committee.

Other than the Executive Committee, each of these committees operates under a written charter adopted by the Board.

Upon the Nominating/Corporate Governance Committee’s recommendations, the Board elects committee members annually. The table below sets forth the current composition of our Board committees.

	Audit Committee			Compensation Committee			Nominating/ Corporate Governance Committee			Environmental, Health, Safety, and Public Policy Committee			Executive Committee
Douglas Bech				✓	(Chair	)							✓
Buford Berry				✓			✓
Matthew Clifton													✓	(Chair	)
Leldon Echols	✓	(Chair	)	✓
Kevin Hardage	✓
Michael Jennings													✓
Robert Kostelnik										✓	(Chair	)
James Lee	✓						✓
Robert McKenzie				✓			✓	(Chair	)				✓
Franklin Myers				✓			✓
Michael Rose	✓									✓
Tommy Valenta	✓									✓

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. In addition, the Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company’s risk management and risk assessment guidelines and policies. The functions and responsibilities of the Audit Committee include:

•	appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm;

•	reviewing the scope and the planning of the annual audit with management, the independent registered public accounting firm and the internal auditor;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	overseeing the internal audit function;

•	reviewing and discussing the Company’s internal controls over financial reporting with management and the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or accounting matters;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding potential violations of applicable laws, rules and regulations or of the Company’s codes, policies and procedures;

•	establishing procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or questionable compliance matters;

•	reviewing and approving the Audit Committee report to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

During 2011, the Audit Committee held 12 meetings. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee has the ability to read and understand fundamental financial statements and each of Mr. Echols and Mr. Rose meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating executive officers and the Board and oversees the management of risks relating to the Company’s executive compensation plans and arrangements. The functions and responsibilities of the Compensation Committee include:

•

evaluating the performance and approving the compensation of the Executive Chairman and Chief Executive Officer and, in consultation with the Executive Chairman and Chief Executive Officer, the Company’s other executive officers;

•	reviewing and approving the Company’s executive compensation programs and corporate goals and objectives relative to the compensation of the Company’s executive officers;

•	reviewing director compensation and making recommendations to the Board regarding the same;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	reviewing succession planning and making recommendations to the Board regarding the same;

•	overseeing the preparation of the Compensation Discussion and Analysis to be included in the annual proxy statement;

•	preparing the Compensation Committee Report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

During 2011, the Compensation Committee held ten meetings.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in overseeing that the Company is governed in a manner consistent with the best interests of the Company and its stockholders. In addition, the Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs. The functions and responsibilities of the Nominating/Corporate Governance Committee include:

•	developing, reviewing and assessing the adequacy of the Company’s Corporate Governance Guidelines;

•	identifying and recommending individuals qualified to be directors;

•	evaluating and determining whether directors are independent;

•	recommending committee composition and chairpersons;

•	reviewing and making recommendations to the Board on succession planning;

•	overseeing the Company’s ethics and compliance programs; and

•	reviewing the adequacy of the Nominating/Corporate Governance Committee charter on an annual basis.

During 2011, the Nominating/Corporate Governance Committee held two meetings.

Environmental, Health, Safety, and Public Policy Committee

The Environmental, Health, Safety, and Public Policy Committee oversees the Company’s environmental, health, safety and public policy matters. In addition, the Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with such matters. Prior to the merger, Holly’s Corporate Governance and Public Policy Committee carried out the functions and responsibilities now overseen by this committee. In 2011, the Corporate Governance and Public Policy Committee held six meetings prior to the merger. The functions and responsibilities of this committee include:

•

reviewing reports and other information provided by management and consultants regarding material regulatory compliance and public policy matters relating to the environment, health, safety and public policy;

•	reporting material issues or compliance concerns included in those reports to the Board; and

•	reviewing the adequacy of the Environmental, Health, Safety, and Public Policy Committee charter on an annual basis.

During 2011, the Environmental, Health, Safety, and Public Policy Committee held two meetings.

Executive Committee

The Executive Committee has such authority as the Board shall delegate to the committee from time to time. During 2011, the Executive Committee held one meeting.

Director Compensation

Following the merger of Holly and Frontier, the Company increased the size of the Board from seven to 14 members and appointed seven former Frontier directors to the Board and various committees. On December 31, 2011, Messrs. Loyd and Reid retired from the Board. In connection with their retirement we decreased the size of the Board from 14 to 12 directors.

In connection with the merger, the Compensation Committee evaluated the non-management director compensation program, which had remained the same since 2007. Based on a recommendation from the Compensation Committee, the Board approved changes to the director compensation program, effective July 1, 2011. The components of non-management director compensation both prior to and after July 1, 2011 are described below.

For 2011, non-management directors of the Company or its subsidiaries were entitled to receive Board and Committee retainers and meeting fees payable in cash as described in the following table. The Company also reimburses directors for all expenses incurred in attending Board and Board committee meetings.

	Effective Prior to July 1, 2011	Effective July 1, 2011 through December 31, 2011
Board Service:
Annual Restricted Stock Units(1)	$120,000	$120,000
Annual Cash Retainer	40,000	60,000
Meeting Fee(2)	2,000	2,000
Board Committee Service:
Audit Committee Chair Annual Cash Retainer	$15,000	$15,000
Compensation Committee Chair Annual Cash Retainer	10,000	15,000
Nominating / Corporate Governance Committee Chair Annual Cash Retainer	15,000	10,000
Environmental, Health, Safety, and Public Policy Committee Chair Annual Cash Retainer	—	10,000
Meeting Fee(2)	2,000	2,000

(1)	The grant of restricted stock units is equal to the number of restricted stock units having a fair market value equal to $120,000, with the number of restricted stock units rounded up in the case of fractional shares.

(2)	Represents fees for meetings attended in person. Prior to July 1, 2011, the fee for telephonic meetings over 30 minutes was $1,000, with the Chairman having the discretion to increase the fee to $2,000 for telephonic meetings of longer duration. Effective July 1, 2011, the fee for telephonic meetings was $2,000 regardless of the length of the meeting.

The restricted stock units vest in quarterly installments, subject to the director’s continued service on the Board. Directors do not have the rights of a stockholder with respect to the shares underlying the restricted stock units until the award vests and is settled in shares. However, directors are entitled to the payment of dividend equivalents in the form of cash in an amount equal to the dividends that would have been payable if the shares were outstanding. These dividend equivalents are not subject to forfeiture. Accelerated vesting will occur upon a change in control or the director’s death, disability or retirement. Settlement of the restricted stock units in shares of the Company’s common stock occurs upon the earlier of (a) the month following the director’s cessation of service as a member of the Board for any reason, (b) within 30 days following the death of the director, (c) within 30 days following a change in control, or (d) on the third anniversary date of the grant.

Special One-Time Equity Award

In August 2011, the Company granted each non-management director a one-time grant of restricted stock units with an aggregate grant date fair value of $62,500 (with the number of restricted stock units rounded up in the case of fractional shares). These awards vested and were settled in shares of the Company’s common stock on December 1, 2011. The restricted stock units were granted under the Holly Corporation Long-Term Incentive Compensation Plan for all of our directors.

Non-Qualified Deferred Compensation

In connection with the merger, we assumed the non-qualified deferred compensation plan maintained by Frontier. This deferred compensation plan is a non-qualified plan (i.e., not qualified under Section 401 of the Code). For 2011, this plan provided certain legacy Frontier directors with the potential to defer their cash retainers. The Company does not subsidize directly or indirectly participant’s earnings under the non-qualified deferred compensation plan. The table below shows the earnings that exceeded 120% of the applicable federal long-term rate that the director participants earned in the non-qualified deferred compensation plan in 2011.

Non-Qualified Deferred Compensation Plan Director Participants	Non-Qualified Deferred Compensation Earnings
Robert J. Kostelnik	$123
Franklin Myers	$5

For additional information on the non-qualified deferred compensation plan, see “Executive Compensation — Non-Qualified Deferred Compensation.”

Stock Ownership Policy for Non-Employee Directors

Non-employee directors are expected to acquire and hold during their service on the Board shares of our common stock equal in value to at least three times the annual Board cash retainer paid to our directors (excluding any retainer paid for service on a Committee). Directors have five years from their initial election to the Board to meet the target stock ownership requirements. For more information on stock ownership policy, see “Compensation Discussions and Analysis — Stock Ownership and Retention Policy.”

Director Compensation Table

The table below sets forth the compensation earned by each of the Company’s non-management directors in 2011. As described above, in connection with the merger, seven directors (Messrs. Bech, Jennings, Kostelnik, Lee, Loyd, Myers and Rose) joined the Board on July 1, 2011. All share and per share amounts have been adjusted to reflect a two-for-one stock split that occurred on August 31, 2011.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total
Douglas Y. Bech	$59,500	$62,528	—	$122,028
Buford P. Berry	$116,000	$182,542	—	$298,542
Leldon E. Echols	$127,000	$182,542	—	$309,542
R. Kevin Hardage(4)	$63,385	$182,542	—	$245,927
Robert J. Kostelnik	$49,000	$62,528	$123	$111,651
James H. Lee	$58,000	$62,528	—	$120,528
Robert G. McKenzie	$121,500	$182,542	—	$304,042
Franklin Myers	$52,000	$62,528	$5	$114,533
Michael E. Rose	$58,000	$62,528	—	$120,528
Tommy A. Valenta	$98,000	$182,542	—	$280,542
Paul B. Loyd, Jr.(5)	$40,000	$62,528	—	$102,528
Jack P. Reid(5)	$89,000	$182,542	—	$271,542
Paul T. Stoffel(6)	$35,615	—	—	$35,615

(1)	Mr. Clifton and Mr. Jennings are not included in this table because they receive no additional compensation for their service as directors. The compensation earned by these officers is shown under “Executive Compensation — Summary Compensation Table.”

(2)	Represents the aggregate grant date fair value of restricted stock units granted to then-current directors on May 12, 2011 (Messrs. Berry, Echols, Hardage, McKenzie, Reid and Valenta) and August 25, 2011 (all directors named in the table, other than Mr. Stoffel), determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation.

The merger constituted a change in control for purposes of the restricted stock units held by non-management directors of Holly. Accordingly, upon completion of the merger, all unvested restricted stock units held by non-management directors prior to the merger vested in full and were settled in shares of Company common stock within 30 days following the merger’s completion. As a result, as of December 31, 2011, the only equity awards held by non-management directors were 15,520 phantom units held by each of Messrs. McKenzie and Reid.

(3)	In 2011, Mr. Kostelnik and Mr. Myers participated in the non-qualified deferred compensation plan assumed from Frontier in the merger. The earnings on their deferred compensation balances exceeded 120% of the applicable long-term federal rate (3.88%) and therefore are reflected as compensation. We did not provide a subsidy to Mr. Kostelnik or Mr. Myers and there is not any guarantee of investment earnings on deferred compensation balances.

(4)	Mr. Hardage joined the Board on May 12, 2011.

(5)	Mr. Loyd and Mr. Reid retired from the Board on December 31, 2011.

(6)	Mr. Stoffel did not stand for reelection at the annual meeting of stockholders held on May 12, 2011.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material enclosed in this proxy.

The Board has determined that we will provide this opportunity annually until the next non-binding stockholder advisory vote on the frequency of future advisory votes on executive compensation, which will occur no later than the Company’s annual meeting of stockholders in 2017.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, compensation for our named executive officers is tied to performance, including our financial results and stockholder returns. Please read the information under “Compensation Discussion and Analysis” beginning on page 23, and review the compensation tables and narratives that follow, for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2011.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensatory philosophy, policies and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take those results into consideration when making future decisions regarding executive compensation.

Required Vote and Recommendation

The advisory vote on the compensation of named executive officers requires the approval of a majority of the votes cast on the proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables contained in this proxy statement.

EXECUTIVE OFFICERS

The following sets forth information regarding the executive officers of the Company as of March 15, 2012:

Name	Age	Position
Matthew P. Clifton	60	Executive Chairman
Michael C. Jennings	46	Chief Executive Officer and President
David L. Lamp	54	Executive Vice President and Chief Operating Officer
Doug S. Aron	38	Executive Vice President and Chief Financial Officer
Bruce R. Shaw	44	Senior Vice President, Strategy and Corporate Development
George J. Damiris	51	Senior Vice President, Supply and Marketing
James M. Stump	44	Senior Vice President, Refinery Operations
Denise C. McWatters	52	Vice President, General Counsel and Secretary

Information regarding Mr. Clifton and Mr. Jennings is included above under “Election of Directors.”

David L. Lamp has served as Executive Vice President and Chief Operating Officer of the Company since the merger in July 2011. He previously served as President of the Company from 2007 until July 2011. Mr. Lamp joined the Company in January 2004 as Vice President, Refining Operations and was appointed as Executive Vice President, Refining and Marketing in November 2005.

Doug S. Aron has served as Executive Vice President and Chief Financial Officer of the Company since the merger in July 2011. Mr. Aron also served as Executive Vice President and Chief Financial Officer of HLS from July 2011 to December 31, 2011. Prior to joining the Company, he was Executive Vice President and Chief Financial Officer of Frontier from 2009 until 2011. Additionally, he served as Vice President-Corporate Finance of Frontier from 2005 to 2009 and Director-Investor Relations from 2001 to 2005. Prior to joining Frontier, Mr. Aron was a lending officer for Amegy Bank.

Bruce R. Shaw has served as Senior Vice President, Strategy and Corporate Development of the Company since the merger in July 2011. He previously served as Senior Vice President and Chief Financial Officer of the Company from 2008 until July 2011. Between January 2007 and June 2007, Mr. Shaw was Vice President, Corporate Development of the Company. Mr. Shaw briefly left the Company in June 2007 and served as President of Standard Supply and Distributing Company, Inc. and Bartos Industries, Ltd., two affiliated companies that are in the heating, ventilation and air conditioning industry. Mr. Shaw returned and served as Vice President, Special Projects for the Company from September 2007 through December 2007. Prior to that, Mr. Shaw served the Company in various positions with increasing seniority from 1997 to 2007. Prior to joining the Company, Mr. Shaw was a consultant at McKinsey and Company, a global management consulting firm. Mr. Shaw serves as Senior Vice President and Chief Financial Officer of HLS since December 31, 2011 and also served in that position from January 2008 to July 2011. From July 2011 to December 2011, Mr. Shaw served as Senior Vice President, Strategy and Corporate Development of HLS. In addition, he served as a director of HLS from 2007 to 2008.

George J. Damiris has served as Senior Vice President, Supply and Marketing of the Company since January 2008. Mr. Damiris joined the Company in 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries, where he was responsible for managing various refining, chemical, trading, and financial businesses.

James M. Stump has served as Senior Vice President, Refinery Operations of the Company since the merger in July 2011. During his 21 years at Frontier, Mr. Stump held various positions, including serving as Vice President – Refining Operations for Frontier Refining and Marketing from 2009 until July 2011, and as Vice President and Refining Manager from 2002 to 2009.

Denise C. McWatters has served as Vice President, General Counsel and Secretary of the Company since May 2008. She joined the Company in October 2007 as Deputy General Counsel. Prior to joining the Company, Ms. McWatters served as the General Counsel of The Beck Group from 2005 through October 2007. Ms. McWatters also has served as Vice President, General Counsel and Secretary of HLS since May 2008 and served as Deputy General Counsel of HLS from October 2007 to April 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Holly and Frontier completed the merger on July 1, 2011. Prior to the completion of the merger, the Holly Compensation Committee was composed of three independent directors, Messrs. Berry, Echols and McKenzie. In late 2010 and early 2011, the Holly Compensation Committee established base salaries and incentive compensation award targets for 2011. The Frontier Compensation Committee, which prior to the merger had three members, Messrs. Bech, Loyd and Rose, took similar actions in early 2011.

Following the merger, the Compensation Committee is comprised of five members, Messrs. Bech, Berry, Echols, McKenzie and Myers. Because the merger occurred after the 2011 incentive compensation programs were approved for the senior management of both companies, it was decided that annual incentive awards for the Holly and Frontier executives under the two legacy programs approved prior to the merger would be retained.

The decisions described below made prior to the merger were made by the Compensation Committees of Holly and Frontier, as applicable. Decisions made following the merger, including certain equity awards and annual incentive compensation payouts, were made by the HollyFrontier Compensation Committee.

Overview

This compensation discussion and analysis is focused primarily on the compensation for our executive officers during 2011, with additional detail provided for our named executive officers. Our “named executive officers” or “NEOs” are:

•	Matthew P. Clifton and Michael C. Jennings, the two individuals who served as Chief Executive Officer during 2011;

•	Doug S. Aron and Bruce R. Shaw, the two individuals who served as Chief Financial Officer during 2011; and

•	David L. Lamp, George J. Damiris and Denise C. McWatters, the three other most highly compensated executive officers in 2011 who were serving as executive officers at the end of 2011.

The compensation of our named executive officers is also presented in the tables and related information and discussed under “Executive Compensation” below.

The compensation discussion and analysis described in detail below generally relates to the compensation decisions made by the Compensation Committee of Holly prior to the merger, decisions made by Holly and Frontier in order to retain management during the transition, awards granted by Frontier prior to the merger and assumed in the merger, and decisions made in order to balance the compensation of the combined management team following the merger.

In August 2011, the Compensation Committee of the Board (the “Committee”) evaluated the executive compensation program for 2011 and made additional equity awards to the executive officers of the combined company to harmonize the long-term equity incentive awards with our executive compensation program objectives and to reflect the increased responsibilities for executives of a larger combined company.

Certain of our executive officers are also employed and compensated by our wholly-owned subsidiary, HLS. HLS is the general partner of HEP Logistics Holdings, L.P., which is the general partner of HEP. The Company owns a 42% interest, including the 2% general partner interest, in HEP. The compensation of the executive officers of HLS is discussed in the Compensation Discussion and Analysis contained in HEP’s Annual Report on Form 10-K for the year ended December 31, 2011. The compensation information contained in the discussion and analysis below relates solely to the services executives provided directly to us and does not include any discussion or analysis of compensation received by executives from HLS.

Philosophy and Objectives of Executive Compensation Program

Our compensation programs are designed to remunerate executives in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentives to our executives, as well as other employees, to maximize operational performance and stockholder value, which in turn affects the overall compensation earned by our management.

While the Committee has not adopted any formal policies for allocating compensation among salaries, bonuses and equity compensation, in designing the compensation program for executive officers, the Committee sought to achieve the following key objectives:

•

Attract and Retain Talented and Productive Executives.    The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that we are able to attract and retain executives while maintaining an appropriate cost structure for the Company.

•	Motivate Executives. The compensation program should provide incentives for our executive officers to achieve and exceed the Company’s operational, financial and strategic goals.

•

Alignment with Stockholders.    The compensation program should align executives’ interests with those of our stockholders, promoting actions that will have a positive long-term impact on total stockholder return.

•	Compensation Should Be Transparent. The elements of our compensation program should be easily understood by both our executive officers and our stockholders and be competitive in our industry.

Components of Our Executive Compensation Program

The components of the compensation program for our executive officers are:

•	base salary;

•	annual incentive cash compensation;

•	long-term equity incentive compensation;

•	severance benefits; and

•	employee retirement benefits and limited perquisites.

Base Salary

Base salaries provide executives with a predictable level of income. The Committee reviews base salaries annually and determines base salaries on the basis of each executive’s position, level of responsibility, individual performance, position relative to other executives and other compensation elements and on market practices. The Committee also reviews competitive market data relevant to each position provided by the compensation consultant.

Annual Incentive Cash Compensation

Under our annual incentive cash compensation program, named executive officers are eligible for cash bonuses that are designed to attract and retain senior leadership, reward achievement of financial and business goals and align executives’ interests with stockholders. Annual cash incentive opportunities for our named executive officers are reviewed annually and differ with the level of responsibility of each executive. Because the merger occurred after the 2011 annual incentive cash compensation programs were approved for the senior management of both companies, it was decided that annual cash incentive awards for the Holly and Frontier executives would continue to be earned and paid following the merger under the two legacy programs approved prior to the merger.

Long-Term Equity Incentive Compensation

Equity awards are provided under our long-term incentive compensation plan (the “LTIP”). Equity awards are also provided under our omnibus incentive compensation plan (the “Omnibus Plan”), which was Frontier’s incentive compensation plan prior to the merger and was assumed by us in the merger. The Committee oversees the administration of the LTIP and the Omnibus Plan. The Committee grants equity incentive awards to qualifying employees at its discretion, but typically the awards are made during the first quarter of each year.

We view long-term equity incentive compensation as the cornerstone of the executive compensation program because we believe:

•	equity incentives and the related vesting periods help attract and retain executives capable of executing our business strategies; and

•	the value received by the recipient of equity incentives is aligned with long-term value creation for our stockholders.

In determining the appropriate amount and type of long-term equity incentive awards to be made, the Committee considers an executive officer’s position, scope of responsibility, base salary, performance and market compensation information for executives in similar positions in similar companies and prior awards. In addition, the Committee has historically considered the recommendations of our Chief Executive Officer, except in regard to his own equity awards.

Severance Benefits

Agreements Entered into Prior to the Merger

Prior to the merger, we had change-in-control severance agreements with our executive officers, including our named executive officers, who were serving as executive officers of Holly. The Committee determined that it is in the best interests of the stockholders to maintain these agreements in light of the depth of knowledge and experience of our executive officers and the need to ensure stable management in the event of a potential change in control. These agreements are designed to provide benefits only in the event of a termination of employment following a change-in-control transaction, and do not provide any benefits without termination. For additional information about the severance benefits provided under these change-in-control agreements, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Additionally, the award agreements related to outstanding restricted stock and performance share units granted to our named executive officers include accelerated vesting provisions in the event of a change in control. For additional information about these provisions, see “Executive Compensation — Long-Term Incentive Plan” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Agreements with Former Frontier Executives

Frontier had change-in-control severance agreements with each of its executive officers. In order to maintain the continuity of management following the merger, we agreed to assume Frontier’s change-in-control severance agreements with Mr. Jennings and Mr. Aron, subject to modifications included in the retention and assumption agreements. In addition, severance benefits are provided to each of our executive officers who served as an executive of Frontier prior to the merger under executive severance agreements. These agreements provide benefits to the executives in connection with certain terminations unrelated to a change in control. In February 2012, in order to harmonize the severance benefits payable to all executive officers, the Board adopted a new form of change-in-control severance agreement for each of its executive officers who served as an executive officer of Frontier prior to the merger, including Mr. Jennings and Mr. Aron. Upon entry into the new agreement, the change-in-control severance agreements and executive severance agreements assumed in the merger were terminated. For additional information about the severance benefits provided under the Frontier agreements and the related retention and assumption agreements and the severance benefits provided under the new change-in-control agreements, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Retirement Benefits and Perquisites

Plans Entered into Prior to the Merger

Retirement Plans.    Holly employees hired prior to 2007, or hired prior to July 1, 2010 and subject to a collective bargaining agreement, are eligible to participate in the Holly Retirement Plan, a tax-qualified defined benefits retirement plan. In addition, we have an unfunded Retirement Restoration Plan that provides for additional payments to participating executives so that their retirement benefits are not limited to restrictions set forth in the Internal Revenue Code of 1986, as amended (the “Code”). Employees participating in the Holly Retirement Plan may also participate in our thrift plan, but are not eligible to receive the automatic thrift plan contribution, as described below. In 2011, Mr. Clifton and Mr. Lamp were our only named executive officers who participated in the Holly Retirement Plan and Retirement Restoration Plan. Mr. Shaw formerly was a participant in the plans and has a Holly retirement benefit that was frozen in 2007. As of January 1, 2012, participants in the Retirement Plan and the Retirement Restoration Plan are no longer accruing additional benefits. For more information regarding these plans, see “Executive Compensation — Pension Benefits.”

Thrift Plan.    For 2011, all legacy Holly employees and all employees hired on or after July 1, 2011 were able to participate in our thrift plan, which is a tax-qualified defined contribution plan. In addition, all former Frontier employees became eligible to participate in the thrift plan on July 1, 2011. For 2011, we made an automatic contribution of five percent of the participating employee’s eligible compensation under the thrift plan, subject to applicable Code limitations. In addition to the automatic contribution, in 2011, we made matching contributions to the thrift plan equal to 100% of the first six percent of each participating employee’s eligible compensation. In 2011, all of our named executive officers who were executive officers of Holly prior to the merger participated in the thrift plan and received matching contributions. However, Mr. Clifton and Mr. Lamp did not receive the automatic contribution because of their participation in the Holly Retirement Plan.

Plans Assumed in Connection with the Merger

Frontier Savings Plans.    In 2011, our employees, including our named executive officers, who were employed by Frontier prior to the merger, participated in the Frontier retirement savings plan. Under the Frontier retirement savings plan, following the merger we made quarterly pension contributions and quarterly matching contributions to the employee 401(k) accounts of up to six percent of the participating employee’s annual salary and cash incentive compensation. In 2011, each of our named executive officers who was an officer of Frontier prior to the merger participated in the Frontier retirement savings plan. Contributions made in excess of Code limits were made to the Frontier deferred compensation plan, described below. Beginning January 1, 2012, all employees, including our named executive officers, who were eligible participants in the Frontier Retirement Savings Plan, were transitioned to the HollyFrontier Corporation 401(k) Retirement Savings Plan.

Deferred Compensation Plan.    Our employees, including our named executive officers, who were employed by Frontier prior to the merger, were also eligible to participate in Frontier deferred compensation plan in 2011. Under this plan, following the merger, we made quarterly pension contributions and quarterly matching contributions to the deferred compensation accounts. For 2011, deferred compensation plan contributions were up to six percent of each participating employee’s salary and cash incentive compensation. For more information regarding this plan, see “Executive Compensation — Non-Qualified Deferred Compensation.” As of January 1, 2012, the Frontier deferred compensation plan was renamed the HollyFrontier Corporation Executive Nonqualified Deferred Compensation Plan. Certain of our employees, including our named executive officers, are eligible to participate in the plan.

Other Benefits and Perquisites

All of our executives are eligible to participate in various benefits plans available generally to our employees, such as medical, dental, vision, long-term and short-term disability and life insurance. We do not maintain separate “executive” plans for any of these benefits, except for executive life insurance policies for our named executive officers who were employed by Frontier prior to the merger. As of December 31, 2011, the executive life insurance program was terminated for active eligible employees.

In connection with the merger, our executives previously employed by Frontier were asked to relocate to our headquarters in Dallas, Texas. In order to retain executive talent, we paid certain costs of the executives’ relocation, including, among other things, provision of temporary living accommodations, reimbursement of costs in connection with home sales and assistance with travel and costs associated with the purchase and sale of a home. We also provided tax reimbursements for income tax directly related to those relocation benefits. The executive relocation benefits were the same as those made available to all of our employees previously employed by Frontier who were asked to relocate in connection with the merger.

Role of Compensation Committee in Establishing Compensation

The Committee administers our executive compensation programs. The role of the Committee is to review and approve the compensation to be paid to executive officers, including the named executive officers, and to review the compensation policies and practices for all of our employees to verify that they do not create unreasonable risks for the Company.

In setting compensation for executive officers, the Committee considers, among other things, recommendations by management and its independent compensation consultant and the compensation of similarly situated executives in comparable businesses. In addition, the Committee annually reviews total compensation paid to named executive officers for the prior year and, with the assistance of management, proposed long-term incentive compensation.

Role of Executive Officers in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Committee for the executive officers, including the named executive officers (except with respect to his own compensation). Management provides financial and compensation data to the Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Committee. This data includes:

•	our financial performance for the current year compared to the preceding year;

•	performance evaluations of the named executive officers (other than for the Executive Chairman and Chief Executive Officer, who are evaluated by the Committee);

•	compensation provided to the named executive officers in previous years; and

•	tax and accounting related considerations.

In addition, management may recommend discretionary bonuses for named executive officers (other than for the Chief Executive Officer) to the Committee when deemed appropriate and provide the Committee with management’s rationale for the recommended bonus amounts. Given the day-to-day familiarity that management has with the work performed by the named executive officers, the Committee values management’s recommendations. However, the Committee makes all final decisions as to the compensation of the named executive officers.

Role of Compensation Committee Consultant in Establishing Compensation

Until September 2011, Frederic W. Cook & Co. (“Frederic Cook”) served as the Committee’s independent compensation consultant. The scope of Frederic Cook’s engagement included:

•	providing the Committee with relevant market data;

•	updating on related trends and developments;

•	advising on program design; and

•	providing input on compensation decisions for executive officers and non-management directors.

Frederic Cook was retained directly by the Committee and provided no other services directly to the Company. Frederic Cook did provide, and continues to provide, executive and non-management director compensation consulting services to HLS’ Compensation Committee. These services are further described in HEP’s Annual Report on Form 10-K for the year ending December 31, 2011. No conflicts of interest exist between us or the Committee, on the one hand, and Frederic Cook, on the other hand.

Effective September 2011, the Committee retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to advise the Committee on matters related to executive and non-management director compensation. PM&P previously served as the compensation consultant to Frontier’s compensation committee.

In 2011, the Committee received advice from PM&P with respect to the development and structure of the executive compensation program for the combined company. PM&P reports exclusively to the Committee and does not provide any additional services to the Company. We do not have any conflicts of interest with PM&P.

Market Review

We regularly compare our executive compensation program with market information regarding salary and incentive awards and programs. The purpose of this analysis is to provide a frame of reference in evaluating the reasonableness and competitiveness of our executive compensation within the energy industry and to ensure that our compensation is generally comparable to companies of similar size and scope of operations.

Market pay levels are obtained from various sources, including published compensation surveys and information taken from SEC filings of a number of similarly situated companies as compiled by our compensation consultant. As a component of setting 2011 compensation, in August 2010, the Committee reviewed a compensation study of executive compensation trends prepared by Frederic Cook in July 2010. The following companies comprised the comparator group reviewed by the Committee:

• Cameron International Corporation	• Murphy Oil Corporation

• CVR Energy, Inc.	• Spectra Energy Corp.

• El Paso Corp.	• Sunoco, Inc.

• Exterran Energy Corp.	• Tesoro Corporation

• FMC Technologies, Inc.	• Western Refining, Inc.

• Frontier Oil Corporation	• Williams Companies, Inc.

The comparator group is different than the 2011 incentive award peer group, which is used as a market comparison when determining payouts of certain performance-based incentive awards granted executive officers. See “2011 Executive Compensation Decisions — Annual Incentive Cash Compensation” for a further discussion of the 2011 incentive award peer group and the reasons for the differences from the 2011 comparator group.

2011 Executive Compensation Decisions

The Committee established 2011 overall compensation for our executives at pay levels approximating the middle range of market compensation. To evaluate total compensation opportunities for executive officers for 2011, the Committee reviewed the market data provided by Frederic Cook and internal evaluations of the executive officers.

In addition, in connection with the merger, three Frontier executives (Messrs. Jennings, Aron and Stump) joined our combined management team on July 1, 2011. Following the merger, the Committee reviewed the compensation of all executive officers of the combined management team and in August 2011 awarded certain executive officers restricted stock awards in order to bring the compensation of certain executives in line with our executive compensation program objectives. The Committee also determined that other than the restricted stock awards, no other changes to the 2011 compensation of the executive officers were necessary.

Based on the 2011 annual review of compensation and the additional compensation decisions made in connection with the merger, the Committee believes that 2011 compensation for the named executive officers reflects appropriate allocation of compensation between salary, bonuses and equity compensation.

Base Salary

The Committee establishes base salaries within a competitive range to provide our named executive officers with compensation consistent with their responsibilities in the Company, their experience and our peers. In February 2011, the Committee conducted its annual review of base salaries and market survey data and determined that increases in the base salaries for Messrs. Clifton, Shaw and Lamp and Ms. McWatters were warranted based on factors such as the Company’s financial performance, market levels of compensation and internal pay equity. During this process the Committee reviewed market survey data and determined that Mr. Damiris’ base salary should be adjusted upward to reflect the competitive market level for his position. The following table sets forth the base salaries for 2010 and 2011 of our named executive officers who served as executives of Holly prior to the merger:

Name and Pre-Merger Title at Holly	2010 Base Salary	2011 Base Salary(1)	Percentage Increase
Matthew P. Clifton Chairman and Chief Executive Officer	$922,500	$956,300	4%
Bruce R. Shaw Senior Vice President and Chief Financial Officer	$386,895	$401,100	4%
David L. Lamp President	$553,500	$573,800	4%
George J. Damiris Senior Vice President, Supply and Marketing	$310,980	$342,400	10%
Denise C. McWatters Vice President, General Counsel and Secretary	$292,000	$299,300	3%

(1)	Represents increases effective February 21, 2011.

Messrs. Jennings and Aron joined the Company in connection with the merger. Their base salaries for 2011 were set by Frontier’s compensation committee. The annual base salaries in 2011 for the named executive officers who joined the Company from Frontier were as follows: Mr. Jennings ($800,000) and Mr. Aron ($395,000). Those salaries continued following the merger and will be reviewed and adjusted as appropriate in the Committee’s regular, annual review process.

Annual Incentive Cash Compensation

Awards Made Prior to Merger

In the fourth quarter of 2010, the Committee approved target awards under the annual incentive cash compensation program and the remaining terms of the awards granted to our executive officers who were executive officers of Holly prior to the merger. The awards were subject to the Company achieving levels of performance for the following metrics:

•	Net Income. The Committee selected this metric because the Committee believes using this metric aligns the financial interests of our executive officers with the interests of our stockholders.

•

Peer Results.    The Committee selected this metric because of the factors that affect the refining and marketing industry as a whole and that a comparison against similar companies that participate in our industry results in a more direct measure of management performance. The Company’s performance in the following equally-weighted criteria is used to determine performance under the peer results metric: earnings per share growth, net profit margin, return on assets and return on investment.

The peer results performance measures exclude unusual or non-recurring items and the cumulative effect of tax and accounting changes. In addition, to facilitate timely determination of award payouts, the measurement period for the peer results metric covers four consecutive quarters starting with the last quarter of the preceding year (2010) and ending with the third quarter of the current year (2011) and the peer results performance measures are equally weighted.

For the peer results metric, the Company’s performance in each of the four criteria comprising peer results is compared to the performance of the 2011 incentive award group in the same criteria. For 2011, the incentive award peer group included:

• Alon USA Energy, Inc.	• Tesoro Corporation

• CVR Energy, Inc.	• Valero Energy Corp.

• Delek U.S. Holdings, Inc.	• Western Refining Company

• Sunoco, Inc.

These companies are used in evaluating our financial results as their collective performance reflects external economic conditions we are facing as a company and as an industry as a whole, and they are also companies with which both management and investment analysts compare our results. The 2011 incentive award peer group differs from the 2011 comparator group because the 2011 comparator group included companies that are too large in size (Valero Energy Corp.) or significantly differ in ownership and management composition from us (Alon USA Energy, Inc.) to be suitable for comparisons when considering total compensation packages.

In addition to the metrics mentioned above, a portion of the award for each of the executive officers, other than Mr. Clifton, is based on the Committee’s evaluation of the executive officer’s individual performance during the year.

More weight is placed on individual performance at lower levels of responsibility, and peer results are weighted more heavily than net income due to the economics of the refining industry and the difficulty in forecasting results. Awards are capped to avoid encouraging an excessive short-term focus, potentially at the expense of long-term performance. The following table sets forth the target and maximum award opportunities (as a percentage of annual base salary) for our named executive officers who served as executive officers of Holly in 2011 prior to the merger, shown as a percentage of salary.

	Target Non-Equity Incentive Compensation				Maximum
Name	Net Income	Peer Results	Individual	Total
Matthew P. Clifton	25.0%	75.0%	0%	100%	270%
Bruce R. Shaw	7.5%	22.5%	20%	50%	100%
David L. Lamp	17.5%	52.5%	10%	80%	176%
George J. Damiris	7.5%	22.5%	20%	50%	100%
Denise C. McWatters	5.0%	15.0%	20%	40%	80%

Awards payable to executive officers vary based on performance standards established by the Committee. For net income, performance is measured by the percentage change in net income from 2010 to 2011. For peer results, the Company is given a percentile ranking for each of the four criteria and the equally-weighted average of those four percentile rankings determines the Company’s peer results performance. For 2011, our net income was $1,023,000,000 as compared to $104,000,000 in 2010, which represents a change of 884% from 2010 to 2011. For 2011, our percentile rankings for each of the four criteria were as follows:

Criteria	Percentile Ranking (as compared to our peers)	Numerical Ranking (as compared to our peers)
Return on assets	100%	1
Return on investments	100%	1
EPS Growth	100%	1
Net Profit Margin	100%	1

The threshold, target and maximum incentive opportunities and actual results for the performance metrics are set forth in the table below:

Metric	Threshold		Target		Maximum		Actual for 2011
Net Income	0%		100%		200-270%		884%
Peer Results	0	th	50	th	100	th	100	th(1)

(1)	Represents the average of the following percentile rankings for each of the four criteria of peer results: return on assets (100th), return on investment (100th), earnings per share growth (100th) and net profit margin (100th).

The table below sets forth the percentage of the named executive officer’s net income target award that is payable to the executive based on the percentage change in net income.

Percent Change in Net Income From 2010	Applicable Individual Multiplier(1)
	Mr. Clifton		Mr. Lamp		Other NEOs
–100%	0%		0%		0%
–50%	50%		50%		50%
0%	100%		100%		100%
50%	150%		150%		150%
100%	200%		200%		200%	(max)
120%	220%		220%	(max)	200%	(max)
170%	270%	(max)	220%	(max)	200%	(max)

(1)	Straight-line interpolation between points.

The table below sets forth the percentage of the named executive officer’s peer results target award that will be paid to the executive based on its composite percentile ranking for 2011.

Percentile Ranking(1)	Applicable Individual Multiplier(1)
	Mr. Clifton	Mr. Lamp	Other NEOs
0	0%	0%	0%
25	25%	37.5%	50%
50	100%	100%	100%
75	185%	160%	150%
100	270%	220%	200%

(1)	Straight-line interpolation between points.

Individual performance is also evaluated in determining the award payable to executive officers, other than Mr. Clifton. The Committee considers various criteria such as interpersonal effectiveness, business conduct, professional and technical development, leadership, and results orientation. The evaluation is discretionary and based on a wide range of considerations which often change over the course of the year. Further, the Committee may increase, decrease, or eliminate awards based on individual performance for any executive officer as it deems appropriate in its discretion.

The following table sets forth the actual payouts to the named executive officers for 2011 as a percentage of base salary, including payments made based on Company performance and discretionary bonuses awarded for individual performance.

Name	Net Income	Peer Results	Individual	Total
Matthew P. Clifton	60.5%	195.5%	—	256	%(1)
Bruce R. Shaw	15%	45%	28%	88%
David L. Lamp	38.5%	115.5%	7%	161%
George J. Damiris	15%	45%	38%	98%
Denise C. McWatters	10%	30%	29%	69%

(1)	Although the maximum award was certified by the Committee for the net income and peer results performance measures, the Committee adjusted Mr. Clifton’s payout to reflect the fact that he did not serve as the Chief Executive Officer of the Company for all of 2011.

Awards to Frontier Executives Assumed in Merger

The executive officers who were executive officers of Frontier prior to the merger were eligible for annual cash incentives awards in 2011 under the Omnibus Plan. The awards to Messrs. Jennings and Aron were subject to the achievement of certain levels of performance for the following metrics:

•	Net Income. Actual consolidated net income as compared to targeted net income.

•

Return on Capital Employed vs. Peers.    Return on Capital Employed is defined as earnings before interest, taxes, depreciation and amortization, divided by the sum of the annual average stockholders’ equity, plus the annual average net debt. This measure was compared to a refining peer group.

•	Process Safety Management. Meeting process safety goals and an evaluation of the process safety incident rate for 2011, including the severity and cause of the incident.

The performance measures were selected to incentivize income generation and share value creation through comparison to the refining peer group and safe operation of Frontier’s Cheyenne and El Dorado refineries. If the performance target was met, participating employees were paid an amount based on a specified percentage of the executive’s base salary as of January 1, 2011. The Committee had the discretion to reduce, but not increase, an individual’s incentive award during or after the performance period.

In addition, a portion of Mr. Aron’s award was subject to his achievement of his personal performance objectives, which included the successful integration of the operations of Holly and Frontier following the merger. The evaluation of the achievement of this metric is discretionary.

The percentage of the individual’s salary specified as a target incentive level was set with the assistance of Frontier’s compensation consultant and approved by Frontier’s compensation committee based on an assessment of individual responsibility, ability to affect Company results and review of peer group and survey bonus awards for similar positions.

Each executive officer had an annual incentive target designated as a percentage of his or her salary. In addition, Frontier’s compensation committee set threshold, target and maximum levels of performance for each metric. The combined performance of Frontier prior to the merger and of the Company following the merger was weighted against the net income and return of capital employed metrics, and the performance of the Cheyenne and El Dorado refineries was weighted against the process safety management metric, to provide an overall, percentage-based measure of performance. The Committee decided the performance metrics should be weighted as shown in the table below.

Performance Metrics	Weight
	Mr. Jennings	Mr. Aron
Net Income	10%	10%
Return of Capital Employed	65%	50%
Process Safety Management	25%	15%
Personal Performance Objectives	—	25%

For Mr. Jennings and Mr. Aron, if the measure of performance for a metric was below or equal to minimum achievement, no awards were payable. From threshold to maximum achievement, awards were payable on a scale from 0% to 200% of Mr. Jennings and Mr. Aron’s target award. The maximum award payable for each metric was equal to 200% of Mr. Jennings and Mr. Aron’s target award. The following table shows the possible payouts based upon the Company achieving the minimum, target or maximum performance metrics.

Achievement Level	Possible Payout (% of Target Award)
Minimum	50%
Target	100%
Maximum	200%

The following table sets forth the minimum, target and maximum levels of performance and actual performance for each of these metrics in 2011 for Mr. Jennings and Mr. Aron.

Performance Metrics	Minimum	Target	Maximum	Actual
Net Income	$85,000,000	$117,500,000	$150,000,000	$307,000,000
Return on Capital Employed	80%	105%	130%	191%
Process Safety Management(1)	.50	.33	.17	.17	(2)

(1)	For Process Safety Management, represents incident rate per year.

(2)	Based on an incident rate of .08 at the Cheyenne refinery (200% payout) and a .25 incident rate at the El Dorado refinery (150% payout). The Committee adjusted the payout of the Cheyenne component of the process safety management bonus downward from 200% to 150% due to the Committee’s subjective assessment of process safety management performance at the plant. As a result, when averaged with the payout on the El Dorado refinery, the payout on the process safety management metric was 150%.

The following table sets forth the target awards and actual payouts based on performance achieved in 2011, as a percentage of base salary, for each of the named executive officers who were executive officers of Frontier prior to the merger.

Name	Target Annual Incentive Cash Award (% of base salary)	Actual Payout (% of base salary)
Michael C. Jennings	100%	187.5%
Doug S. Aron	60%	115.5%

Special One-Time Cash Performance Award

In February 2012, the Committee approved special one-time cash performance awards for certain executive officers in recognition of their extraordinary individual efforts in connection with the successful integration of the operations of Holly and Frontier following the merger. In determining the amount of these special one-time performance awards, the Committee considered the recommendation of the Chief Executive Officer. As a result of this determination, the Committee made awards of $100,000 to Mr. Aron, Mr. Lamp and Mr. Damiris. In addition, management awarded a special one-time cash performance award in the amount of $40,000 for Ms. McWatters in recognition of her extraordinary individual efforts in connection with the successful integration of the operations of Holly and Frontier following the merger.

Long-Term Equity Incentive Compensation

Our long-term equity incentive program currently consists of granting primarily restricted stock and performance share unit awards to our executive officers described in more detail below. Awards are typically made annually in the first quarter of the year. In 2011, annual grants were made in February 2011 subject to stockholder approval of an amendment to the LTIP to extend the term of the LTIP at the annual meeting of stockholders in May 2011.

In 2011, the long-term incentive awards made to our executive officers consisted of restricted stock with time-based vesting conditions, restricted stock with performance-based vesting conditions and performance share units. Following the merger, we made an additional restricted stock award to certain of the executive officers of the combined company to harmonize the long-term equity incentive compensation for our executive officers and to reflect the increased responsibilities for executives of a larger combined company.

Annual Restricted Stock Awards

In February 2011, the Committee approved grants of restricted stock subject to performance conditions to Mr. Clifton and Mr. Lamp and restricted stock with time-based vesting conditions to our other executive officers who served as executive officers of Holly prior to the merger. These awards were granted subject to the approval by our stockholders of an amendment to the LTIP, which was obtained at the annual meeting held in May 2011. The Committee decided to grant Messrs. Clifton and Lamp restricted stock subject to performance-based, rather than time-based, vesting, given their respective roles in determining the long-term business strategy of the Company and in order to preserve the tax deductibility of the awards under 162(m) of the Code. Following the merger, the Committee granted certain of our executive officers restricted stock with time-based vesting conditions to harmonize the Company’s long-term equity incentive compensation and to reflect the increased responsibilities for executives of a larger combined company.

The following table sets forth the number of shares of restricted stock subject to performance conditions and the number of shares of restricted stock with time-based vesting awarded in 2011 to each of the named executive officers who were executives of Holly prior to the merger:

Name	Number of Shares of Restricted Stock Subject to Performance Vesting	Number of Shares of Restricted Stock with Time-Based Vesting
Matthew P. Clifton	29,218	5,880
Bruce R. Shaw	—	13,940
David L. Lamp	16,206	5,880
George J. Damiris	—	17,116
Denise C. McWatters	—	9,818

Restricted Stock Subject to Performance Vesting.    The restricted stock awards granted to Mr. Clifton and Mr. Lamp in May 2011 will vest in three equal annual installments, provided that certain performance requirements are achieved and subject to the executive’s continued employment. Dividends with respect to the shares of common stock underlying restricted stock awards will be deferred until the applicable award vests. These distributions will be forfeited if such awards do not vest. For the restricted stock to vest, either:

•	the sum of our net income per diluted share must equal or exceed $0.25; or

•

we must rank at or above the median of the 2011 incentive award peer group with respect to at least two out of four following performance measures, EPS growth, net profit margin, return on assets, and return on investment, for any four consecutive quarters during the period beginning with the quarter that begins January 1, 2011, and ending with the quarter that ends December 31, 2014.

Assuming the applicable performance standard is met, each installment of these awards will vest following certification by the Committee that the applicable standards have been met and subject to continued employment. The Committee determined that we have achieved the applicable performance standard, which has resulted in vesting with respect to one-third of the restricted shares. The remaining unvested shares will vest upon satisfaction of the applicable service requirements, except as otherwise described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Restricted Stock Subject to Time-Based Vesting.    Restricted stock awards granted to Messrs. Shaw and Damiris and Ms. McWatters in May 2011 vest in three equal annual installments, beginning January 1, 2012, subject to continued employment. Messrs. Shaw and Damiris and Ms. McWatters have the right to receive dividends and other distributions paid with respect to such shares of restricted stock.

Performance Share Unit Awards

In February 2011, the Committee granted performance share unit awards to all of our executive officers who were then serving as executive officers of Holly. These awards were granted subject to the approval by our stockholders of an amendment to the LTIP, which was obtained at the annual meeting held in May 2011. Each executive officer was granted a target number of performance share units. The target number is initially set by management in dollars, determined in accordance with the pay grade of the executive officer, and reviewed and approved by the Committee. The target award is then converted to a number of shares by dividing the targeted dollar amount by the closing price of the Company’s common stock on the date preceding the grant date of the award. Although the performance share unit awards granted in February 2011 were subject to approval by our stockholders of an amendment to the LTIP, the number of shares to be awarded to each executive officer was determined using the closing price of the Company’s common stock on February 28, 2011, which was the closing price of the Company’s common stock on the date preceding the date the award would have been granted if stockholder approval had not been required on an amendment to the LTIP.

The Committee determined that the Company’s performance with regard to earnings per share growth, net profit margin, return on assets, and return on investment during the performance period as measured against the performance of the 2011 incentive award peer group should be used as the performance metric for the performance share unit awards granted in 2011. The performance period for the awards is January 1, 2011 through September 30, 2013.

The actual number of performance share units paid at the end of the performance period will be equal to (a) the number of performance share units granted multiplied by our average percentile ranking with respect to the performance metrics (b) multiplied by two. The average percentile ranking is determined by adding our percentile ranking on each performance measure over the thirty-three month performance period and dividing the sum by four.

An executive officer must be employed by us on December 31, 2013 to receive a settlement for the performance share unit awards, except as described below in “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The performance share unit awards do not provide for the payment of dividends with respect to outstanding performance share units nor do they provide for the payment of dividends at the end of the performance period that would have been paid during the performance period.

The following table sets forth the target performance share unit awards granted to the named executive officers in May 2011.

Name	Target Number of Performance Share Units Granted
Matthew P. Clifton	29,218
Bruce R. Shaw	5,120
David L. Lamp	16,206
George J. Damiris	6,826
Denise C. McWatters	2,468

Assumption of Equity Awards in Merger

Upon completion of the merger, all outstanding equity awards granted by Frontier vested and were converted into shares of our common stock, with the exception of restricted stock awards held by Messrs. Jennings and Aron and restricted stock and stock units granted by Frontier in 2011. We assumed these awards and the awards became payable by issuing Company stock units and restricted stock with the same terms and conditions as were applicable under the Frontier awards, adjusting the number of units or stock to take into account the merger exchange ratio. For more information regarding the assumed awards, see “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

Post-Merger One-Time Restricted Stock Awards

In connection with the Committee’s evaluation of the compensation of the Company’s executive officers following the merger, the Committee determined to make a one-time grant of restricted stock to certain of our executive officers in August 2011. These awards vest in three equal annual installments beginning January 1, 2012. These awards were granted as part of the process to harmonize the executive compensation programs of Holly and Frontier.

The following table sets forth the number of shares of restricted stock granted to named executive officers in August 2011 in connection with the one-time award.

Name	Number of Shares of Restricted Stock
Matthew P. Clifton	5,880
Michael C. Jennings	5,880
Doug S. Aron	5,880
Bruce R. Shaw	8,820
David L. Lamp	5,880
George J. Damiris	10,290
Denise C. McWatters	7,350

Stock Ownership and Retention Policy

Our Board, the Committee and our executive officers recognize that ownership of Common Stock is an effective means by which to align the interests of our directors and officers with those of our stockholders. Following the merger, we reviewed the existing stock ownership guidelines for both Frontier and Holly. As a result of that review, the Nominating/Corporate Governance Committee recommended, and the Board approved, a new stock ownership policy in February 2012. The terms of the stock ownership policy are summarized below.

Non-Employee Director Stock Ownership Policy.    Under the stock ownership policy, non-employee directors are required to hold during their service shares of our common stock equal in value to at least three times the annual Board cash retainers paid to our directors (excluding any retainer paid for service on a Committee). Directors have five years from their initial election to the Board to meet the target stock ownership requirements.

Executive Stock Ownership Policy.    Under the stock ownership policy, our officers are required to hold shares of our common stock as follows:

Officer Position	Value of Shares Owned
Executive Chairman and CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Senior Vice Presidents	2x Base Salary
Vice Presidents	1x Base Salary

Our officers are expected to meet the applicable requirements within five years of employment or promotion.

Non-Employee Director and Executive Retention Policy.    Directors and officers are required to continuously own sufficient shares to meet the requirements once attained. Until the directors and officers attain compliance with the stock ownership policy, the directors and officers will be required to hold 50% of the shares of common stock received from any equity award, net of any shares used to pay the exercise price or tax withholdings. If a director or officer attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the director or officer will be deemed in compliance provided that the director or officer retains the shares then held.

As of December 31, 2011 all of our named executive officers and directors were in compliance with the stock ownership policy that was approved in February 2012.

Impact of Regulatory Compliance

In designing and implementing programs applicable to executives, we consider the effects of applicable provisions of the Code, including Section 162(m) and Section 280G. Section 162(m) limits the deductibility by a company of compensation in excess of $1 million paid to certain executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals.

In reviewing our executive compensation program, the Committee considers the anticipated tax treatment to the Company and our executive officers of various payments and benefits. We have adopted a practice of providing “performance-based compensation” under our equity plans that is exempt from limitations of Section 162(m) to the extent practicable. However, the deductibility of certain compensation payments depends on the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m).

For 2011, the performance vesting restricted stock, performance share unit grants and annual cash incentive awards made to named executive officers are intended to be fully deductible under Section 162(m). Annual bonuses payable upon the achievement of safety criteria do not constitute “performance based compensation” as defined by Section 162(m) and the full amount of such bonuses may not be deductible. The restricted stock awards with time-based vesting received by named executive officers in 2011 may not be deductible under Section 162(m). Base salary does not qualify as performance-based compensation under Section 162(m).

Section 280G of the Code prohibits the deduction of any “excess parachute payment.” Benefits payable under the change in control agreements entered into with certain of our executives, including all of our named executive officers, as well as accelerated vesting under restricted stock and performance share awards could result in “excess parachute payments” that are not deductible by us. For more information regarding amounts payable and benefits available upon the occurrence of certain change in control, “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Impact of Say-on-Pay Vote on 2011 Compensation Decisions

At its 2011 annual meeting of stockholders, Holly’s stockholders had an opportunity to cast an advisory vote on executive compensation (a “say-on-pay proposal”). At that meeting, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Following the merger, the Committee decided the respective legacy Holly and Frontier executive compensation programs for the former Holly and Frontier executives, respectively, would remain in place for 2011. The Committee is in the process of reviewing all compensation policies and decisions and will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the HollyFrontier Corporation Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Douglas Y. Bech
Chairman
Buford P. Berry
Leldon E. Echols
Robert G. McKenzie
Franklin Myers

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” below. For the named executive officers who were with Frontier prior to the merger (Messrs. Jennings and Aron), this disclosure relates to compensation paid to those officers from July 1, 2011, the closing date of the merger of Holly and Frontier. In addition, all share and per share amounts in the following tables have been adjusted to reflect a two-for-one stock split that occurred on August 31, 2011.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Matthew P. Clifton(7) Executive Chairman	2011	$956,300	—	$2,337,334	$2,445,000	$83,007	$14,700	$5,836,341
	2010	$922,500	—	$1,805,681	$2,269,000	$810,349	$14,700	$5,822,230
	2009	$919,233	—	$1,500,107	$1,760,000	$793,035	$14,700	$4,987,075
Michael C. Jennings Chief Executive Officer and President	2011	$400,000	—	$200,038	$1,500,000	—	$148,099	$2,248,137
Doug S. Aron Executive Vice President and Chief Financial Officer	2011	$197,500	$100,000	$200,038	$456,225	—	$88,557	$1,042,320
Bruce R. Shaw(8) Senior Vice President, Strategy and Corporate Development	2011 2010 2009	$401,100 $378,077 $317,740	$113,450 $101,422 —	$674,584 $316,415 $232,630	$240,660 $215,578 $220,000	$40,027 $19,881 $12,792	$26,950 $26,907 $26,950	$1,496,771 $1,058,280 $810,112
David L. Lamp Executive Vice President and Chief Operating Officer	2011 2010 2009	$573,800 $553,500 $551,540	$140,348 $213,255 —	$1,385,507 $1,001,290 $800,039	$883,652 $786,745 $661,000	$196,328 $148,596 $112,511	$14,700 $14,700 $14,700	$3,194,335 $2,718,086 $2,139,790
George J. Damiris Senior Vice President, Supply and Marketing	2011	$342,400	$231,560	$849,388	$205,440	—	$26,950	$1,655,738
	2010	$309,416	$181,722	$421,886	$173,278	—	$25,400	$1,111,702
	2009	$297,945	$100,000	$310,127	$203,000	—	$26,950	$938,022
Denise C. McWatters, Vice President, General Counsel and Secretary	2011	$299,300	$127,280	$430,581	$119,720	—	$26,950	$1,003,831
	2010	$261,852	$107,602	$151,940	$108,478	—	$23,214	$653,086
	2009	$247,945	$100,000	$150,014	$123,000	—	$26,950	$647,909

(1)	Compensation paid to Messrs. Jennings and Aron only reflects the salary paid by HollyFrontier. From January 1, 2011 through June 30, 2011, Messrs. Jennings and Aron received salaries of $400,000 and $197,500, respectively, from Frontier.

(2)	Represents discretionary bonus payable pursuant to individual performance under our annual incentive cash compensation program. Other payments made pursuant to the annual incentive program are included in the Non-Equity Incentive Plan Compensation column. Prior to 2011, all payments made pursuant to the annual incentive program were included in the Non-Equity Incentive Plan Compensation column; however, as a result of a SEC comment letter received by the Company, beginning in 2011, the Company reports the bonus payable pursuant to individual performance under our annual incentive cash compensation program under the Bonus column.

For 2011, also includes special one-time cash performance bonuses of $100,000 paid to Messrs. Aron, Lamp and Damiris and $40,000 paid to Ms. McWatters in recognition of their extraordinary individual efforts in connection with the successful integration of the operations of Holly and Frontier following the merger.

(3)

Represents the aggregate grant date fair value of awards of restricted stock and performance share units made in the year indicated, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, and does not reflect the actual value that may be realized by the executive. See Note 6 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

With respect to performance share units awarded in 2011, the amounts listed were based on the probable payout percentage for the awards of 150%. Assuming that the performance share units will be paid out at the maximum payout level of 200%, the grant date fair value of the awards would be as follows: Mr. Clifton, $1,694,060; Mr. Lamp, $939,624; Mr. Shaw, $296,858; Mr. Damiris, $395,771; and Ms. McWatters, $143,095. The amounts included for the performance-based restricted stock awards granted to Mr. Clifton and Mr. Lamp in 2011 were based on the probable payout percentage of 100%, which is also the maximum payout level. For additional information regarding the awards granted in 2011, see “Compensation Discussion and Analysis — Components of our 2011 Executive Compensation Program — Long-Term Equity Incentive Compensation” and “Outstanding Equity Awards at Fiscal Year End.”

Excludes the grant date fair value of stock awards granted by HEP to Messrs. Clifton and Shaw and Ms. McWatters. For additional information on the compensation received by Messrs. Clifton and Shaw and Ms. McWatters, see HEP’s Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	For Messrs. Clifton, Shaw, Lamp and Damiris and Ms. McWatters, represents awards made pursuant to the annual incentive cash compensation program. For Messrs. Jennings and Aron, represents annual cash incentive awards granted by Frontier and assumed in the merger. Both of these awards are described in more detail in “Compensation Discussion and Analysis — Components of Our 2011 Executive Compensation Program — Annual Incentive Cash Compensation.”

(5)	Represents the aggregate change in the actuarial present value of the named executive officers’ respective accumulated benefits under all defined benefit pension plans in which they participate and the above-market or preferential earnings earned under Frontier’s non-qualified defined contribution plan, which was assumed by the Company in the merger. Above-market or preferential earnings are those earnings on the deferred compensation balances which exceeded 120% of the applicable long-term federal rate (3.88%). See “Pension Benefits Table” and “Non-Qualified Deferred Compensation” for additional information.

(6)	Includes compensation as described under “All Other Compensation” below.

(7)	Mr. Clifton served as Chairman and Chief Executive Officer prior to the merger.

(8)	Mr. Shaw served as Senior Vice President and Chief Financial Officer prior to the merger.

All Other Compensation

The table below describes the components of compensation for 2011 included in the “All Other Compensation” column in the Summary Compensation Table above.

Name	Thrift Plan Automatic Grant	Retirement Plan Company Matching Contributions(1)	Deferred Compensation Plan Company Matching Contributions	Life Insurance Premiums	Reimbursements for Income Taxes(2)	Total
Matthew P. Clifton	—	$14,700	—	—	—	$14,700
Michael C. Jennings	—	—	$48,000	$8,784	$91,315	$148,099
Doug S. Aron	—	—	$23,700	$1,512	$63,345	$88,557
Bruce R. Shaw	$12,250	$14,700	—	—	—	$26,950
David L. Lamp	—	$14,700	—	—	—	$14,700
George J. Damiris	$12,250	$14,700	—	—	—	$26,950
Denise C. McWatters	$12,250	$14,700	—	—	—	$26,950

(1)	Messrs. Clifton, Shaw, Lamp and Damiris and Ms. McWatters received matching contributions under the Holly Thrift Plan. Following the merger, Messrs. Jennings and Aron did not receive matching contributions under the Frontier retirement savings plan, which was assumed in the merger.

(2)	Represents tax payments made under a corporate relocation policy applicable to all employees, including executive officers.

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our named executive officers under our equity and non-equity incentive plans during 2011. In this table, awards are abbreviated as “AICP” for the annual incentive cash compensation program, as “RSA” for restricted stock awards, “PRSA” for restricted stock subject to performance vesting and “PUA” for performance share unit awards. In 2011, restricted stock and performance shares units granted to our named executive officers were granted under the LTIP.

Name	Type	Committee Action Date(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Number of Share of Stock or Units(4)	Grant Date Fair Value of Stock Awards(5)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Matthew P. Clifton	AICP			$0	$956,300	$2,582,010
	PRSA	02/22/11	05/12/11					29,218			$854,919
	PUA	02/22/11	05/12/11				0	29,218	58,436		$1,282,378
	RSA	08/24/11	08/25/11							5,880	$200,038
Michael C. Jennings	RSA	08/24/11	08/25/11							5,880	$200,038
Doug S. Aron	RSA	08/24/11	08/25/11							5,880	$200,038
Bruce R. Shaw	AICP			$0	$120,330	$240,660
	RSA	02/22/11	05/12/11							5,120	$149,811
	PUA	02/22/11	05/12/11				0	5,120	10,240		$224,717
	RSA	08/24/11	08/25/11							8,820	$300,056
David L. Lamp	AICP			$0	$401,660	$883,652
	PRSA	02/22/11	05/12/11					16,206			$474,188
	PUA	02/22/11	05/12/11				0	16,206	32,412		$711,281
	RSA	08/24/11	08/25/11							5,880	$200,038
George J. Damiris	AICP			$0	$102,720	$205,440
	RSA	02/22/11	05/12/11							6,826	$199,729
	PUA	02/22/11	05/12/11				0	6,826	13,652		$299,593
	RSA	08/24/11	08/25/11							10,290	$350,066
Denise C. McWatters	AICP			$0	$59,860	$119,720
	RSA	02/22/11	05/12/11							2,468	$72,214
	PUA	02/22/11	05/12/11				0	2,468	4,936		$108,321
	RSA	08/24/11	08/25/11							7,350	$250,047

(1)	Equity awards granted in February 2011 were subject to stockholder approval of an amendment to the LTIP, which approval was obtained on May 12, 2011 at the 2011 annual meeting of Holly stockholders. Under SEC rules, the grant date of the equity awards is determined pursuant to FASB ASC Topic 718 and may not be the same as the date the Committee granted the awards.

(2)	Represents the potential payout for awards granted under the Company’s annual incentive cash compensation program. These awards were subject to achieving certain performance targets. The performance targets and target awards are described under “Compensation Discussion and Analysis —Annual Incentive Cash Compensation.” Amounts reported do not include amounts potentially payable with respect to discretionary bonus payable pursuant to individual performance. These amounts are shown under the heading “Bonus” in the Summary Compensation Table.

(3)	Represents potential number of performance share units and shares of restricted stock subject to performance vesting payable under the LTIP. The number of units or shares paid at the end of the performance period may vary from the target amount, based on the Company achieving specific performance measures relative to a market benchmark. Performance targets and target awards are described under “Compensation Discussion and Analysis — Components of Our 2011 Executive Compensation Program — Long-Term Equity Incentive Compensation.”

(4)	Represents shares of restricted stock subject to time-based vesting. The terms of these grants are described under “Compensation Discussion and Analysis — Components of Our 2011 Executive Compensation Program — Long Term Equity Incentive Compensation.”

(5)	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the day immediately prior to the grant date. The closing prices of our common stock on May 11, 2011 and August 24, 2011 were $29.26 and $34.02 respectively. With respect to the performance share units and restricted stock subject to performance-based vesting, amounts reflect probable payout percentages, which are 150% for the performance share units and 100% for the restricted stock subject to performance-based vesting.

Retention and Assumption Agreements

In connection with the merger, Holly and Frontier entered into Retention and Assumption Agreements with each of Mr. Jennings and Mr. Aron to induce these executives to remain with the Company following the merger. These agreements were effective immediately prior to the merger. Under these agreements, Mr. Jennings and Mr. Aron each agreed to waive their rights to accelerated vesting of restricted stock upon the closing of the merger when acceleration was based solely on:

•	the closing of the merger;

•	the relocation of Frontier’s headquarters to Dallas, Texas; or

•	voluntary termination in the 60-day period following the first anniversary of the merger.

Mr. Jennings and Mr. Aron also each agreed to waive their rights under their change-in-control severance agreements to terminate employment with severance benefits based solely upon the relocation of Frontier’s headquarters. In addition, Mr. Jennings agreed to waive his right under his change-in-control severance agreement to voluntarily terminate his employment with severance benefits during the 60-day period following the first anniversary of the merger, and elected to extend the term of his change-in-control severance agreement to 36 months following the merger. In return, Frontier and Holly agreed that Mr. Jennings’ right to severance, if triggered for other reasons, would be calculated without the offset for prior compensation paid following the merger, during the 36-month protection period.

Mr. Jennings’ and Mr. Aron’s other rights to accelerated equity awards and severance benefits were retained and the Company agreed to assume Frontier’s obligations with respect to all Frontier restricted stock held by the executives. These shares became restricted stock of the Company. The Company also assumed the change-in-control severance agreements for both executives. The Company also agreed to reimburse Mr. Jennings and Mr. Aron for any tax arising under Section 409A of the Code, however the Company does not presently expect any such tax will be incurred.

Waiver Agreements

The restricted stock and performance share unit awards granted by Holly prior to the merger provide for accelerated vesting in the event that, within 60 days prior to or at any time following, a change in control, the covered executive’s employment is terminated without cause or by the executive as a result of an adverse change in the employment relationship. The merger constituted a change in control under these agreements.

In order to maintain continuity of management following the merger, Holly entered into waiver agreements with each of Messrs. Clifton, Shaw and Lamp. Under the waiver agreements, each of these executives agreed that the following events would not cause an adverse change under their outstanding award agreements:

•	the change in their title in connection with the merger; and

•	associated changes in employment authority, duties or responsibilities following the completion of the merger that are consistent with the change in title.

However, an adverse change resulting from a material reduction in salary, benefits, bonus targets and/or long-term incentive grants that does not apply generally to all executives of the Company was not waived and could constitute an adverse change if those circumstances would occur.

Outstanding Equity Awards at Fiscal Year End

The following table provides the number and value of outstanding performance share unit and restricted stock awards held by our named executive officers as of December 31, 2011, including awards that were granted prior to 2011. The value of these awards was calculated based on a price of $23.40 per share, the closing price of the Company’s common stock on December 30, 2011 (the last trading day in 2011).

Under SEC rules, the value of performance share units is based on the number of units payable at the end of the performance period assuming the maximum level of performance is achieved. The number of shares of restricted stock subject to performance based vesting is based on the target level of performance. In this table, awards are abbreviated as “RSA” for restricted stock awards, “PRSA” for restricted stock subject to performance vesting and “PUA” for performance share unit awards.

Name	Award Type	Number of Shares or Units of Stock That Have Not Vested(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Matthew P. Clifton	PRSA(3)			87,927	$2,057,492
	RSA	5,880	$137,592
	PUA(4)			300,652	7,035,257
Michael C. Jennings	RSA	212,066	4,962,344
	PUA(5)			84,193	1,970,116
Doug S. Aron	RSA	82,882	1,939,439
	PUA(5)			25,258	591,037
Bruce R. Shaw	RSA	23,784	556,546
	PUA(4)			50,020	1,170,468
David L. Lamp	PRSA(3)			48,295	1,130,103
	RSA	5,880	137,592
	PUA(4)			163,924	3,835,822
George J. Damiris	RSA	30,240	707,616
	PUA(4)			66,688	1,560,499
Denise C. McWatters	RSA	14,556	340,610
	PUA(4)			24,108	564,127

(1)	For Messrs. Jennings and Aron, includes restricted stock granted by Frontier under the Frontier Omnibus Incentive Compensation Plan. In connection with the merger this plan was assumed by the Company and the Frontier restricted stock was converted into the right to receive shares of the Company’s common stock upon vesting. Includes the following awards:

•

restricted stock granted in February 2009 to Mr. Jennings (41,128) and Mr. Aron (16,511), of which one quarter vested on March 13, 2010, one quarter vested on March 13, 2011 and the remaining one half vested on March 13, 2012;

•

restricted stock granted in March 2009 to Mr. Jennings (8,590) and Mr. Aron (10,064), of which one quarter vested on March 13, 2010, one quarter vested on March 13, 2011 and the remaining one half vested on March 13, 2012;

•

restricted stock granted in February 2010 to Mr. Jennings (63,504) and Mr. Aron (23,862), of which one quarter vested on March 13, 2011, one quarter vested on March 13, 2012 and the remaining one half vests on March 13, 2013;

•

restricted stock granted in March 2010 to Mr. Jennings (79,970) and Mr. Aron (32,106), of which one third vested on June 30, 2010, one third vested on June 30, 2011 and the remaining one third vests on June 30, 2012;

•

restricted stock granted on March 11, 2011 to Mr. Jennings (59,536) and Mr. Aron (22,371), of which of which one third vested on June 30, 2011, one third vests on June 30, 2012 and the remaining one third vests on June 30, 2013; and

•

restricted stock granted on March 24, 2011 to Mr. Jennings (67,354) and Mr. Aron (20,206), of which one quarter vested on March 13, 2012, one quarter vests on March 13, 2013 and the remaining one half vests on March 13, 2014.

(2)	Includes the following restricted stock awards granted by the Company:

•

in February 2009 to Mr. Shaw (10,248), Mr. Damiris (13,662) and Ms. McWatters (4,956), of which one third vested on January 1, 2010, one third vested on January 1, 2011 and the remaining one third vested on January 1, 2012;

•

in March 2010 to Mr. Shaw (9,642), Mr. Damiris (12,856) and Ms. McWatters (4,630), of which one third vested on January 1, 2011, one third vested on January 1, 2012 and the remaining one third vests on January 1, 2013;

•

in May 2011 to Mr. Shaw (5,120), Mr. Damiris (6,826) and Ms. McWatters (2,468), of which one third vested on January 1, 2012, one third vests on January 1, 2013 and the remaining one third vests on January 1, 2014; and

•

in August 2011 to Mr. Clifton (5,880), Mr. Jennings (5,880), Mr. Aron (5,880), Mr. Shaw (8,820), Mr. Lamp (5,880), Mr. Damiris (10,290) and Ms. McWatters (7,350), of which one third vested on January 1, 2012, one third vests on January 1, 2013 and the remaining one third vests on January 1, 2014.

(3)	Includes the number of shares of restricted stock that will vest, assuming the applicable performance standard has been met and the compensation committee has certified the same:

•

The restricted stock granted to Mr. Clifton (66,084) and Mr. Lamp (35,244) in 2009 vests if during the performance period shown in the table below, the Company achieves an average quarterly net income of $0.125 or more per diluted share and the executive is employed on the employment date.

Vesting Amount	Performance Period	Employment Date

One Third	Oct. 1, 2009 to Dec. 31, 2012	Jan. 1, 2010

One Third	Oct. 1, 2010 to Dec. 31, 2012	Jan. 1, 2011

One Third	Oct. 1, 2011 to Dec. 31, 2012	Jan. 1, 2012

•

The restricted stock granted to Mr. Clifton (55,024) and Mr. Lamp (30,512) in 2010 vests if during the performance period shown in the table below, the Company achieves net income of $0.15 or more per diluted share or if the Company ranks at or above the median compared to a peer group in two of the following: EPS growth, net profit margin, return on assets and return on investment and the executive is employed on the employment date.

Vesting Amount	Performance Period	Employment Date

One Third	Any four consecutive quarters from Jan. 1, 2010 to Dec. 31, 2013	Jan. 1, 2011

One Third	Any four consecutive quarters from Jan. 1, 2010 to Dec. 31, 2013	Jan. 1, 2012

One Third	Any four consecutive quarters from Jan. 1, 2010 to Dec. 31, 2013	Jan. 1, 2013

•

The restricted stock granted to Mr. Clifton (29,218) and Mr. Lamp (16,206) in 2011 vests if during the performance period shown in the table below, the Company achieves net income of $0.25 or more per diluted share, or if the Company ranks at or above the median compared to a peer group in two of the following: EPS growth, net profit margin, return on assets and return on investment and the executive is employed on the employment date.

Vesting Amount	Performance Period	Employment Date

One Third	Any four consecutive quarters from Jan. 1, 2011 to Dec. 31, 2014	Jan. 1, 2012

One Third	Any four consecutive quarters from Jan. 1, 2011 to Dec. 31, 2014	Jan. 1, 2013

One Third	Any four consecutive quarters from Jan. 1, 2011 to Dec. 31, 2014	Jan. 1, 2014

(4)	Includes performance share units awarded as follows:

•	in February 2009 to Mr. Clifton (66,084), Mr. Lamp (35,244), Mr. Shaw (10,248), Mr. Damiris (13,662) and Ms. McWatters (4,956), with a performance period that ended on September 30, 2011;

•	in March 2010 to Mr. Clifton (55,024), Mr. Lamp (30,512), Mr. Shaw (9,642), Mr. Damiris (12,856) and Ms. McWatters (4,630), with a performance period that ends on September 30, 2012; and

•	in May 2011 to Mr. Clifton (29,218), Mr. Lamp (16,206), Mr. Shaw (5,120), Mr. Damiris (6,826) and Ms. McWatters (2,468), with a performance period that ends on September 30, 2013.

The number of shares of common stock payable is determined by comparing our performance in EPS growth, net profit margin, return on assets and return on investments to a peer group over the performance period. The Company determines the Company’s percentile ranking against the peer group for the performance measures and multiples the average of the percentile ranking by twice the number of performance share units awarded.

(5)	Represents the number of stock unit shares granted by Frontier in March 2011 under the Frontier Omnibus Incentive Compensation Plan. This plan was assumed by the Company in the merger and the awards were converted into the right to receive shares of the Company’s common stock. Includes awards granted as follows: Mr. Jennings (67,354) and Mr. Aron (20,206). The performance period is January 1, 2011 to December 31, 2013. At the end of the performance period, the executive will receive fully vested shares of Company common stock based upon the Company’s total stockholder return compared to the total stockholder return of a comparator group comprised of Valero Energy Corporation, Tesoro Corporation, Western Refining, Inc., CVR Energy, Inc. and Alon USA Energy, Inc., in accordance with the following table:

Total Stockholder Return vs. Comparator Group	Award Level	Units Earned as a % of Target

<0.80	< Threshold	0%

0.80	Threshold	75%

1.05	Target	100%

1.30	Maximum	125%

Option Exercises and Stock Vested

The following table provides information about the vesting in 2011 of restricted stock and performance share unit awards held by the named executive officers. Vesting of equity awards held by former Frontier executives (Messrs. Jennings and Aron) that occurred prior to or in connection with the merger are not shown in this table. No options were outstanding in 2011.

The value realized from the vesting of restricted stock or performance share unit awards is equal to the closing price of our common stock on the vesting date (or, if the vesting date is not a trading day, on the trading day immediately prior to the vesting date), multiplied by the number of shares acquired on vesting. The value is calculated before payment of any applicable withholding or other income taxes.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized Upon Vesting
Matthew P. Clifton	117,966	(1)	$3,061,061
Michael C. Jennings	—		—
Doug S. Aron	—		—
Bruce R. Shaw	18,702	(2)	381,240
David L. Lamp	65,300	(3)	1,688,718
George J. Damiris	20,096	(4)	409,657
Denise C. McWatters	8,284	(5)	168,869

(1)	Includes 37,556 shares of common stock issued to Mr. Clifton on January 1, 2011 following the Committee’s certification that the applicable performance standards for the 27,018 performance share units granted to Mr. Clifton in March 2008 had been met (based on a performance percentage of 139%).

(2)	Includes 6,808 shares of common stock issued to Mr. Shaw on January 1, 2011 following the Committee’s certification that the applicable performance standards for the 4,898 performance share units granted to Mr. Shaw in March 2008 had been met (based on a performance percentage of 139%).

(3)	Includes 21,378 shares of common stock issued to Mr. Lamp on January 1, 2011 following the Committee’s certification that the applicable performance standards for the 15,380 performance share units granted to Mr. Lamp in March 2008 had been met (based on a performance percentage of 139%).

(4)	Includes 9,080 shares of common stock issued to Mr. Damiris on January 1, 2011 following the Committee’s certification that the applicable performance standards for the 6,532 performance share units granted to Mr. Damiris in March 2008 had been met (based on a performance percentage of 139%).

(5)	Includes 4,104 shares of common stock issued to Ms. McWatters on January 1, 2011 following the Committee’s certification that the applicable performance standards for the 2,952 performance share units granted to Ms. McWatters in March 2008 had been met (based on a performance percentage of 139%).

Pension Benefits

Mr. Clifton and Mr. Lamp participate in the Holly Retirement Plan (the “Retirement Plan”) and the Holly Retirement Restoration Plan (the “Retirement Restoration Plan”). Mr. Shaw was a participant in the Retirement Plan and has a benefit that was frozen in May 2007. Effective January 1, 2007, participation in the Retirement Plan and the Retirement Restoration Plan was closed to new, non-union employees. Effective July 1, 2010, participation in the Retirement Plan and Retirement Restoration Plan was closed as to all new employees. Brief descriptions of both plans are included below.

Retirement Plan

The Retirement Plan is a tax-qualified defined benefit retirement plan. The dollar amount of benefits accrued under the Retirement Plan is based upon a participant’s compensation, age and length of service. As of January 1, 2012, participants in the Retirement Plan are no longer accruing additional benefits. Under the Retirement Plan, a participant’s highest average monthly compensation, including base salary or base pay and any quarterly bonuses, during a consecutive 36-month period of employment is the participant’s Plan Compensation.

Our Retirement Plan provides for benefits upon normal retirement, early retirement, and late retirement, as well as providing accelerated deferred vested benefits, disability benefits and death benefits. Upon normal retirement following a participant’s attainment of age 65, a participant is entitled to a life annuity with monthly pension payments equal to (a) 1.6% of the participant’s average monthly Plan Compensation multiplied by the participant’s total years of credited benefit service, minus (b) 1.5% of the participant’s primary Social Security benefit multiplied by the participant’s total years of credited service (but not to exceed 45% of such Social Security benefits). Accrued benefits under the Retirement Plan were frozen based on pay and service at the close of business on December 31, 2011. In addition, a participant who (x) has attained age 50 and completed at least 10 years of service, or (y) has attained age 55 and completed at least 3 years of service may elect to terminate employment and begin receiving benefits under our Retirement Plan. If a participant begins receiving benefits under our Retirement Plan on or after the date the participant attains age 60 but before he reaches age 62, the participant’s benefits are reduced by 1/12th of 2.5% for each full month that such benefits begin before age 62. If benefits begin before age 60, the participant’s retirement benefits are reduced by 1/12th of 5% for each full month that such benefits begin before age 60.

Benefits up to limits set by the Code are funded by our contributions to the Retirement Plan, with the annual contribution amounts determined on an actuarial basis. In 2011, the Code limited the annual benefit that could be paid from our Retirement Plan to $200,000 (subject to increases for future years based on price level changes) and limited the compensation that could be taken into account in computing such benefit to $250,000 per year (subject to certain upward adjustments for future years).

Retirement Restoration Plan

The Retirement Restoration Plan is an unfunded non-qualified plan that provides supplemental retirement benefits to the named executive officers that participate in this plan. As of January 1, 2012, participants in the Retirement Restoration Plan are no longer accruing additional benefits. The supplemental retirement benefits are provided so that the total retirement benefits for these executives are maintained at the levels contemplated in our Retirement Plan before application of Code limitations. Specifically, the amount of benefits payable under our Retirement Restoration Plan is equal to a participant’s benefit payable in the form of a life annuity calculated under the Retirement Plan without regard to the Code limitations less the amount of the Retirement Plan benefit that can be paid under the Retirement Plan after application of Code limits.

Benefits under our Retirement Restoration Plan are generally payable in the same form and at the same time as the participant’s benefits and the Retirement Plan for benefits earned through 2004 (pre-409A benefits), and as a lump sum for benefits earned after 2004 (post-409A benefits).

Because Mr. Clifton is over age 50 and has more than 10 years of service, he was eligible for early retirement on December 31, 2011. His early retirement benefits, potentially payable beginning January 1, 2012, are estimated to be $5,946 per month payable for his lifetime or $1,006,989 payable as a lump sum from the Retirement Plan and $23,444 per month payable for his lifetime or $3,970,705 payable as a lump sum from the Retirement Restoration Plan. A portion of the $23,444 monthly benefit payable to Mr. Clifton under the Retirement Restoration Plan is attributable to post-409A benefits and, therefore, will be paid in a lump sum and not as a monthly benefit. Mr. Lamp and Mr. Shaw were not eligible to commence benefits as of December 31, 2011.

Pension Benefits Table

The table below provides the actuarial present value of accumulated benefits and the number of years of service credited for each named executive officer under the applicable retirement plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Matthew P. Clifton	Retirement Plan	31.17	$902,537	$0
	Retirement Restoration Plan	31.17	3,558,834	0
Michael C. Jennings	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—
Doug S. Aron	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—
Bruce R. Shaw	Retirement Plan	8.25	147,229	0
	Retirement Restoration Plan	8.25	7,781	0
David L. Lamp	Retirement Plan	8	262,450	0
	Retirement Restoration Plan	8	373,471	0
George J. Damiris	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—
Denise C. McWatters	Retirement Plan	—	—	—
	Retirement Restoration Plan	—	—	—

(1)	The present value has been calculated based on the age at which the named executive officer may retire without any reduction in benefits and as otherwise consistent with the valuation method and assumptions described in Note 18 to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2011.

Non-Qualified Deferred Compensation

In connection with the merger, we assumed the non-qualified deferred compensation plan maintained by Frontier. This deferred compensation plan is a non-qualified plan (i.e., not qualified under Section 401 of the Code). This plan provides eligible employees and certain non-employee directors with the potential to defer salary and cash incentive compensation. It also functions as a spill-over plan, allowing key employees to defer tax on income in excess of Code limits on defined contribution plan contributions. Federal and state income taxes are generally not payable on income deferred under this plan until funds are withdrawn. Eligibility in the plan was determined by Frontier’s compensation committee and generally included the executives of Frontier and its subsidiaries as well as Frontier’s independent directors.

Eligible executives may make salary deferral contributions between 1% and 50% of annual salary and may also defer up to 100% of annual incentive awards. Executives contributing to the deferred compensation plan are eligible to receive a quarterly matching contribution up to 6% of their elective deferral once their eligible compensation exceeds the contribution limits under Section 401(k) of the Code. In addition, the executives are eligible for a quarterly pension contribution from the Company of up to 6% of their eligible compensation (that amount in excess of compensation limits under Section 401(k) of the Code). In order to receive the Company match and/or pension contribution, eligible executives must be employed by the Company on the last day of the calendar quarter.

Participating executives and directors have full discretion over how their contributions are invested within the non-qualified deferred compensation plan. The Company does not provide a subsidized return on any funds invested in this plan nor does the Company guarantee the executives’ investment returns on these funds. Benefits under the non-qualified deferred compensation plan are payable six months after the earlier of the participant’s death, termination of employment, retirement or disability. The Company presently intends to maintain a non-qualified deferred compensation plan for certain executive officers and directors.

Non-Qualified Deferred Compensation Table

The following table provides information regarding contributions to, and the year-end balances of, the Company’s deferred compensation plan for the named executive officers in 2011.

Name	Executive Contributions	Company Contributions(1)	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 30, 2011
Matthew P. Clifton	—	—	—	—	—
Michael C. Jennings	$24,000	$48,000	$755	—	$72,755
Doug S. Aron	$11,850	$23,700	$(266)	—	$35,284
Bruce R. Shaw	—	—	—	—	—
David L. Lamp	—	—	—	—	—
George J. Damiris	—	—	—	—	—
Denise C. McWatters	—	—	—	—	—

(1)	These amounts are included in the Summary Compensation Table in 2011 in the “All Other Compensation” column for the named executive officers.

Potential Payments Upon Termination or Change in Control

We have agreements with our executive officers and maintain various benefit plans, that provide for severance compensation or accelerated vesting in the event of a termination of employment, including in connection with a change in control. Some of these agreements and plans were assumed by the Company in connection with the merger of Frontier and Holly. These agreements and plans are summarized below.

Holly Change-in-Control Severance Agreements

Holly entered into change-in-control severance agreements with Messrs. Clifton, Lamp and Damiris in May 2007 and with Mr. Shaw and Ms. McWatters in January 2008. The initial term of these agreements expired on May 15, 2010, but was automatically extended for an additional year on that date and will continue to be automatically extended for successive one year periods unless a cancellation notice is given by the Company 60 days prior to the applicable expiration date.

Under these change-in-control agreements, an executive is not entitled to receive payments or other benefits under the agreement unless there is a change in control and the executive’s employment is either terminated by us without cause or the officer leaves for good reason, in either case within two years of the change in control. If the officer is entitled to payments under the change-in-control agreement, he or she will receive:

•

an amount equal to a multiple (the “severance multiplier”) of (a) the greater of the officer’s base salary on the date of termination or the date immediately prior to the change in control, plus (b) the officer’s annual bonus amount, calculated as the average annual bonus paid to the officer for the prior three years. The severance multiplier is 3.0 for Mr. Clifton, 2.0 for Messrs. Lamp, Shaw and Damiris and 1.0 for Ms. McWatters;

•	a cash payment equal to unpaid base salary and expenses and accrued vacation pay; and

•	continued participation by the officer and his or her dependents in the Company’s medical and dental benefit plans for the number of years equal to the officer’s severance multiplier.

Under the change-in-control agreements, a change in control occurs if:

•	a person or group of persons becomes the beneficial owner of more than 50% of the combined voting power of our then outstanding securities or more than 50% of our outstanding common stock;

•	a majority of our Board is replaced during a 12-month period by directors who were not endorsed by a majority of the previous board members;

•

the consummation of a merger, consolidation or recapitalization of us or one of our subsidiaries resulting in the stockholders of the Company prior to the merger owing less than 50% of the voting power of the new merged company or a recapitalization where no one owns more than 50% of the voting power; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the change-in-control agreements, cause is defined as:

•	the engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential; or

•	the conviction of a felony.

Under the change-in-control agreements, good reason is defined as, without the consent of the executive:

•	a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities;

•	a material reduction in the executive’s base compensation; or

•

the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities.

The executive must provide notice to us of the alleged good reason event within 90 days of its occurrence and we have 30 days to cure.

Obligations of the Officer.    Payment and benefits under the change-in-control agreements are conditioned on the execution of a general release of claims by the former officer in favor of the Company and its related entities and agents. In addition, the change-in-control agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose or otherwise use the Company’s confidential information during his or her employment with us and thereafter. Violation of the confidentiality provisions entitles the Company to complete relief, including injunctive relief and may result in the executive being terminated for cause.

Tax Reimbursement.    If amounts payable to an executive under a Holly change-in-control agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) exceed the amount allowed under 280G of the Code for such executive by 10% or more, we will pay the executive an amount necessary to allow the executive to retain a net amount equal to the total present value of the payments on the date they are to be paid. Conversely, if the payments exceed the 280G limit by less than 10%, the payments will be reduced to the level at which no excise tax applies.

Holly Long-Term Equity Incentive Awards

Change in Control.    The outstanding long-term equity incentive awards granted under the LTIP vest upon a change in control, provided that, within 60 days prior to or at any time after the change in control:

•	the executive is terminated by us, other than for cause; or

•	the executive resigns within 90 days after an adverse change has occurred (each, a special involuntary termination).

Under the long-term equity incentive award agreements, a change in control occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities;

•	a majority of the members of our Board is replaced by directors who were not endorsed by two-thirds of our prior board members;

•

the consummation of a merger or consolidation of us or any of our subsidiaries other than (a) a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction continuing to represent at least 60% of the combined voting power of our voting securities or the voting securities of the surviving entity outstanding immediately after the transaction, or (b) a merger or consolidation effected to implement a recapitalization of us in which no person or group becomes the beneficial owner of our securities representing more than 40% of the combined voting power of our then outstanding securities; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the long-term equity incentive award agreements, cause is defined as:

•	an act of dishonesty constituting a felony or serious misdemeanor and resulting (or intended to result) in personal gain or enrichment to the recipient at the Company’s expense;

•	gross or willful and wanton negligence in the performance of the recipient’s material duties; or

•	conviction of a felony involving moral turpitude.

Under the long-term equity incentive award agreements, an adverse change means, without the consent of the recipient:

•	a material change in the geographic location at which the recipient is required to work regularly;

•	a material reduction in the duties performed by the recipient; or

•	a material reduction in the recipient’s base compensation (other than bonuses and other forms of discretionary compensation, or a general reduction applicable generally to executives).

Performance Share Units upon Termination.    The Company granted Messrs. Clifton, Shaw, Lamp and Damiris and Ms. McWatters performance share units under the LTIP.

In the event of a voluntary separation or termination for cause, the recipient will forfeit his or her award.

In the event of death, disability or termination other than for cause, due to a voluntary resignation or due to a special involuntary termination, the recipient becomes vested in a number of performance share units equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of unvested performance share units. If the recipient dies or is disabled, the compensation committee, in its sole discretion, may determine the performance percentage in an amount up to 200%.

In the event of a special involuntary termination before the end of the performance period, the recipient remains eligible to receive normal payment of the performance share units at the normal vesting date based upon the Company achieving the performance measure.

Restricted Stock upon Termination (time-based vesting).    The Company granted Messrs. Clifton, Shaw, Lamp and Damiris and Ms. McWatters restricted stock awards with time-based vesting under the LTIP.

In the event of a voluntary separation or termination for cause, the recipient will forfeit the unvested portion of the restricted stock award.

In the event of death, disability or retirement after attaining age 62 (or earlier upon approval of the compensation committee), the recipient becomes vested in a number of shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock.

In the event of a special involuntary termination before the full vesting of restricted stock awards, all restrictions lapse and the shares become fully vested and delivered to the recipient as soon as practicable thereafter.

For purposes of restricted stock awards with time-based vesting, the term adverse change also includes a substantial increase in travel requirements of employment.

Restricted Stock upon Termination (performance-based vesting).    The Company granted Mr. Clifton and Mr. Lamp restricted stock awards with performance-based vesting under the LTIP.

In the event of death or disability, the recipient receives shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock.

In the event of a special involuntary termination before the full vesting of the restricted stock award, the recipient remains eligible to vest in all remaining shares of restricted stock. The restricted stock only vests if the Company achieves the performance measure during the performance period. Any shares of restricted stock that remain eligible to vest as of the recipient’s termination of employment, but have not vested by the end of the performance period are forfeited.

In the event of termination for any other reason before the full vesting of the restricted stock award, the recipient remains eligible to vest in any shares of restricted stock with respect to which the continuous employment requirement has been satisfied. The recipient also remains eligible to vest in a number of shares of restricted stock equal to the percentage of time the employee was employed during the year of termination multiplied by one third the number of shares of restricted stock grant to the recipient. These awards will only vest if the Company achieves the performance measure during the performance period. The shares of restricted stock not eligible to vest are forfeited.

Effect of the Merger on Equity Awards.    The merger was a change in control for purposes of awards granted under the LTIP.

Messrs. Clifton, Lamp and Shaw entered into Waiver Agreements with the Company. Under these agreements, Messrs. Clifton, Lamp and Shaw agreed that the change in title and the associated changes in the executive’s employment authority, duties or responsibilities following the merger did not constitute a material reduction or other change in the executive’s authority, duties or responsibilities that would result in the accelerated vesting of awards under the LTIP.

However, each of Messrs. Clifton, Lamp and Shaw could still incur an adverse change in the event of any material reduction in salary, benefits, bonus targets and/or long-term incentive grants that does not apply generally to executives of the Company and its subsidiaries (and as a result a special involuntary termination accelerating vesting as discussed above).

Holly Retirement Restoration Plan

The Company’s Retirement Restoration Plan provides benefits to participants in the event of a change-in-control. Under the plan, each participant’s benefits are paid, in the form of an annuity contract and a cash payment, immediately upon a change-in-control, where the stockholders before the transaction after the transaction own less than 40% of the effective voting power of the Company. The annuity contract is in an amount equal to the benefits otherwise due the recipient under the Retirement Restoration Plan reduced by the amount of the cash payment. Effective January 1, 2007, participation in the Retirement Restoration Plan was frozen for new hires, so only three of our executive officers participate in this plan and no new participants will be added. Although we typically believe that double-trigger arrangements more effectively advance the interests of our stockholders in the face of potential “change-in-control” transactions, we have elected to maintain the historical single-trigger terms of the Retirement Restoration Plan with respect to these retirement benefits held by our long-time executives. Further, in light of the double-trigger arrangements in our other severance agreements, we believe our executive officers are adequately incentivized to remain employed by us (or our successor) following a corporate transaction, unless and until they are terminated without “cause” or due to a constructive termination. The Retirement Restoration Plan is the only arrangement in our current compensation program that provides single-trigger benefits.

Frontier Change-in-Control Severance Agreements.

Frontier entered into change-in-control severance agreements with Messrs. Jennings and Aron in 2008. These agreements have a three-year term, provided that the agreements terminate one year and 60 days after a change in control. The executives have the option to extend the term, if a change in control occurs, to three years from the date of change in control.

These agreements required Frontier to make payments or provide other benefits to the executives if a change in control occurred and an executive’s employment was terminated in connection with the change in control.

Under the Frontier change-in-control severance agreements, a change in control means:

•	a person or group of persons becomes the beneficial owner of more than 25% of the combined voting power of the Company’s then outstanding voting securities;

•

a change in the composition of the board of directors, as a result of which fewer than a majority of the non-employee directors, were directors at December 31, 2008, or were elected, or nominated for election by the affirmative votes of at least a majority of the then-current directors;

•

the consummation of the sale, lease, transfer, conveyance or other disposition (including by merger or consolidation), unless, following such transaction the stockholders immediately prior to such transaction, after the transaction beneficially own, directly or indirectly, more than 60% of, the then outstanding voting stock and securities of the entity resulting from such transaction in substantially the same proportions as immediately prior to such transaction, or

•	the adoption of a plan relating to the liquidation or dissolution of the company.

The merger was a change in control for purposes of these agreements.

Under the change-in-control severance agreements, Frontier was required to pay executives severance benefits if the executives were terminated, upon a change in control, for one of the following reasons:

•	the executive’s employment was terminated other than for cause or disability; or

•

the executive terminated his employment due to (a) a failure to elect or reelect the executive to, or removal of the executive from, the offices designated in the agreement, (b) significant changes in the executive’s powers and duties, or reductions in the executive’s compensation and benefits, (c) a determination under certain circumstances that the executive is unable to carry out the authorities and duties attached to his position, (d) a breach by Frontier of any material provision of the agreement that is not remedied within a certain specified time period, or (e) the failure of a successor to assume all duties and obligations of Frontier under the agreement.

Under the Frontier change-in-control severance agreements, cause included:

•	acts of dishonesty by the executive;

•	the executive’s failure to devote full time efforts to Frontier; or

•	failure to comply with the confidentiality provisions of the agreement, if any failure resulted in material injury to Frontier.

The change-in-control severance agreements for Messrs. Jennings and Aron also included a provision that permitted the executive to leave voluntarily within 60 days after the first anniversary of the change in control event and receive the remainder of his severance pay.

Frontier Change-in-Control Severance Benefits

If an executive officer of Frontier experiences a qualifying termination after the merger during the applicable term of the change-in-control severance agreement, he or she will receive the following compensation and benefits in accordance with the terms of the applicable agreement:

Severance.    Each executive will receive a cash severance payment ranging from one to six times the executive officer’s annual base salary and, except for Mr. Jennings (as discussed further below under “— Retention and Assumption Agreements”), such severance payment will be reduced by any salary and annual bonus payment paid for the period commencing after the merger.

Stock-Based Awards.    All outstanding Frontier equity-based compensation awards held by the executive at the time of his termination of employment, which were granted prior to the closing of the merger will automatically vest in full and all performance periods will end with all performance goals deemed met at the highest level.

Tax Reimbursement.    If any payments or benefits made under the terms of these agreements or otherwise result in the executive being subject to any income, excise, or other tax at a rate above the rate ordinarily applicable to wages and salaries paid in the ordinary course of business, whether as a result of the provisions of Sections 280G, 4999 or 409A of the Code, or any similar or analogous provisions of the Code or any other statute, the Company will pay the executive an amount so that the payments or benefits equal the amount that the executive would have received if such additional tax amounts were not applicable.

Executive Severance Agreements

Frontier also entered into executive severance agreements with Messrs. Jennings and Aron that require the company to pay severance benefits to the executives if:

•	there are material reductions in the executive’s base salary or bonus opportunities; or

•	the executive’s principal office is relocated by more than 50 miles from its then location and the executive is not provided relocation benefits and reimbursements.

These severance agreements provide for:

•	the continuation of base salary for a period of time (for 18 months for Mr. Jennings and 12 months for Mr. Aron);

•	the payment of a pro-rated annual incentive amount for the year of termination;

•	the payment by the company of COBRA health care premiums (for 18 months for Mr. Jennings and 12 months for Mr. Aron);

•	outplacement assistance (not to exceed $15,000);

•

the accelerated vesting of all equity-based compensation awards held by the executive (except that performance awards intended to satisfy Section 162(m) of the Code will be paid pro rata based on performance actually attained or upon the occurrence of a change in control); and

•	continued coverage under existing life insurance programs (for 18 months for Mr. Jennings and 12 months for Mr. Aron), if permitted by the applicable contract.

Retention and Assumption Agreements.

Messrs. Jennings and Aron entered into Retention and Assumption Agreements in connection with the merger. Messrs. Jennings and Aron each agreed to waive current rights to full accelerated vesting and their rights to terminate their employment with severance benefits which would have occurred based solely on one or more of the following:

•	the closing of the merger;

•	voluntary termination on account of the relocation of Frontier’s headquarters; or

•	voluntary termination during the 60-day period following the first anniversary of the closing of the merger.

In addition, Mr. Jennings waived his right to voluntarily terminate his employment with severance benefits during the 60-day period following the first anniversary of the closing of the merger. Instead, he elected to extend the term of his agreement for three years, in return for which Frontier and the Company agreed that Mr. Jennings’ right to severance, if triggered for other reasons, would be calculated without the offset for prior compensation.

Other rights to accelerated equity awards and severance benefits were retained. The retention agreements do not affect the rights to Frontier stock units or dividends and dividend equivalent amounts accrued with respect to Frontier stock units and Frontier restricted stock.

Under the retention agreements, the Company assumed the obligations related to Frontier restricted stock held by Mr. Jennings and Mr. Aron. The Company also assumed the change-in-control severance agreements of Messrs. Jennings and Aron, subject to the modifications in the retention agreements.

HollyFrontier Change-in-Control Agreements

On February 21, 2012, our Board adopted a new form of change-in-control agreement for our current executives who were former executives of Frontier. Upon entering into the new change-in-control agreement, the change-in-control severance agreements and the executive severance agreements with Frontier were automatically terminated. The term of change-in-control agreement is generally three years from the date the change-in-control agreement is entered into, but the term of the Agreement will be automatically extended for an additional two year period beginning on the second anniversary of the date of the change-in-control agreement and any anniversary thereafter, unless a cancellation notice is given by the Company 60 days prior to the applicable expiration date.

Under the change-in-control agreement, an executive is not entitled to receive payments or other benefits under the agreement unless there is a change in control and the executive’s employment is either terminated by us without cause, the officer leaves for good reason or is terminated as a condition of the transaction constituting the change in control, in either case during the six months preceding the change-in-control or within two years of the change in control. If the officer is entitled to payments under the change-in-control agreement, he or she will receive:

•

an amount equal to a multiple (the “severance multiplier”) of (a) the greater of the officer’s base salary on the date of termination or the date immediately prior to the change in control, plus (b) the officer’s annual bonus amount, calculated as the average annual bonus paid to the officer for the prior three years. The severance multiplier is 3.0 for Mr. Jennings and 2.0 for Mr. Aron;

•	a cash payment equal to unpaid base salary and expenses and accrued vacation pay; and

•

continued participation by the officer and his or her dependents in the Company’s medical and dental benefit plans for a period of one year following the later of the date of termination of the date of the change in control.

Under the change-in-control agreements, a change in control occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities or more than 40% of our outstanding common stock;

•	a majority of our Board is replaced during a 12-month period by directors who were not endorsed by a majority of the previous board members;

•

the consummation of a merger, consolidation or recapitalization of us or one of our subsidiaries resulting in the stockholders of the Company prior to the merger owing less than 60% of the voting power of the new merged company or a recapitalization where no one owns more than 60% of the voting power; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

The merger was a change-in-control for purposes of these agreements.

Under the change-in-control agreements, cause is defined as:

•	the engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential; or

•	the conviction of a felony.

Under the change-in-control agreements, good reason is defined as, without the consent of the executive:

•	a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities;

•	a material diminution in the budget or other spending over with the executive has authority;

•	a material reduction in the executive’s base compensation;

•	if applicable, a failure of the executive to be re-elected or appointed as an officer or to the board of directors;

•

the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities; or

•	a material breach of the terms of the change-in-control agreement.

The executive must provide notice to us of the alleged good reason event within 90 days of its occurrence and we have 30 days to cure.

Pursuant to the new change in control agreement the tax reimbursement to which Messrs. Jennings and Aron are entitled will phase-out on the three year anniversary of the effective date of the agreement (provided a change in control does not occur during the interim).

Potential Payments under Change in Control Agreements and Long-Term Incentive Awards

The following tables summarize the compensation and other benefits that would have become payable to the named executive officers assuming his or her employment had terminated on December 31, 2011, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of the Company’s common stock on December 30, 2011 (the last trading day in 2011), which was $23.40. In addition, the following tables summarize the compensation that would become payable to the named executive officers assuming that a change in control occurred on December 31, 2011.

In reviewing these tables, please note the following:

•

The amounts shown for Retirement Restoration Plan Annuity Contract are equal to benefits otherwise due to the recipient under the Retirement Restoration Plan, reduced by the amount of the Retirement Restoration Plan cash payment. The amounts shown for Retirement Restoration Plan Cash Payment include the reasonable estimate of the federal income tax liability resulting from the annuity contract and the cash payment. The estimated federal income tax liability was calculated using the highest 2011 marginal federal income tax rate of 35%.

•

The vesting of outstanding equity awards varies based on whether the named executive officer is eligible for retirement. None of the named executive officers had attained the required retirement age as of

December 31, 2011. The restricted stock awards held by Messrs. Clifton, Shaw, Lamp and Damiris and Ms. McWatters that vest solely upon the continued performance of services over time provide that the Committee may approve retirement prior to a named executive officer attaining the required retirement age. For purposes of this table, we have assumed such approval would not have been given.

•

For amounts payable as Performance Units to the named executive officers other than Messrs. Jennings and Aron, we assumed the performance units would settle at 200% based on performance through December 31, 2011. The number of units paid at the end of the performance period may vary from the amounts reflected in the following tables, based on the Company’s actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Performance Share Units,” “Executive Compensation — Grants of Plan-Based Awards” and “Executive Compensation —Outstanding Equity Awards at Fiscal Year End.”

•

For Messrs. Jennings and Aron, for amounts payable as Performance Units, we assumed the performance units would settle at 125% based on performance through December 31, 2011. The number of units paid at the end of the performance period may vary from the amounts reflected in the following tables, based on the Company’s actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Assumption of Equity Awards in Merger” and “Executive Compensation —Outstanding Equity Awards at Fiscal Year End.”

•

For Messrs. Clifton and Lamp, the amounts shown for awards of Restricted Stock include shares of restricted stock subject to performance vesting, for which we assumed a payout percentage of 100% based on performance through December 31, 2011. The number of shares of restricted stock that will vest at the end of the performance period may vary from the amounts reflected in the following tables, based on the Company’s actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Restricted Stock Subject to Performance Vesting,” “Executive Compensation — Grants of Plan-Based Awards” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year End.”

•

The executive life insurance program available to Mr. Jennings and Mr. Aron has been terminated and, therefore, amounts associated with the continuation of those premium payments are not included in this table.

•

The amounts shown as Medical and Dental Benefits represent amounts equal to the monthly premium payable pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for medical and dental premiums, multiplied by (i) 36 months for Mr. Clifton, (ii) 18 months for Mr. Jennings, (iii) 24 months for Messrs. Shaw, Lamp and Damiris and (iv) 12 months for Mr. Aron and Ms. McWatters.

•

The amounts shown as Tax Reimbursement payments represent benefits payable to Messrs. Jennings and Aron under the Frontier change-in-control severance agreements assumed in the merger. These benefits are equal to an amount necessary to offset any excise taxes and related income taxes, penalties and interest owed by the officer in connection with the termination of his employment in connection with a change in control. In making the calculation, we used the following assumptions: (a) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there are no state or local income taxes, (b) no amounts will be discounted as attributable to reasonable compensation, (c) all cash severance payments (but not pro-rata bonus payments) are contingent upon a change of control, (d) the presumption required under applicable regulations that equity awards granted in 2011 were contingent upon a change of control could be rebutted, and (e) the maximum value performance share awards (determined under the respective award) would constitute a parachute payment.

Benefits and Payments	Change in Control Only	Change in Control and Involuntary Termination Without Cause or Voluntary Departure for Good Reason or a Special Involuntary Termination	Change in Control and Retirement	Change in Control and Death or Disability
Matthew P. Clifton
Cash Severance	—	$7,616,243	—	—
Retirement Restoration Plan Annuity Contract	$2,313,242	$2,313,242	$2,313,242	$2,313,242
Retirement Restoration Plan Cash Payment	$1,245,592	$1,245,592	$1,245,592	$1,245,592
Performance Units	—	$3,942,526	—	$1,592,230
Restricted Stock	—	$3,655,220	—	$45,864
Medical and Dental Benefits	—	$65,123	—	—
Tax Reimbursement	—	—	—	—

Total	$3,558,834	$18,837,946	$3,558,834	$5,196,928

Michael C. Jennings
Cash Severance	—	$4,800,000	—	$1,600,000
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$1,970,105	—	$1,970,105
Restricted Stock	—	$4,962,391	—	$4,962,391
Medical and Dental Benefits	—	$30,214	—	—
Tax Reimbursement	—	$2,485,498	—	—

Total	—	$15,763,208	—	$8,532,496

Doug S. Aron
Cash Severance	—	$2,370,000	—	$790,000
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$591,026	—	$591,026
Restricted Stock	—	$1,893,668	—	$1,893,668
Medical and Dental Benefits	—	$21,708	—	—
Tax Reimbursement	—	$1,378,748	—	—

Total	—	$6,726,375	—	$3,274,694

Bruce R. Shaw
Cash Severance	—	$1,300,388	—	—
Retirement Restoration Plan Annuity Contract	$5,058	$5,058	$5,058	$5,058
Retirement Restoration Plan Cash Payment	$2,723	$2,723	$2,723	$2,723
Performance Units	—	$690,862	—	$380,702
Restricted Stock	—	$556,546	—	$263,874
Medical and Dental Benefits	—	$43,416	—	—
Tax Reimbursement	—	—	—	—

Total	$7,781	$2,598,993	$7,781	$652,357

Benefits and Payments	Change in Control Only	Change in Control and Involuntary Termination Without Cause or Voluntary Departure for Good Reason or a Special Involuntary Termination	Change in Control and Retirement	Change in Control and Death or Disability
David L. Lamp
Cash Severance	—	$2,515,072	—	—
Retirement Restoration Plan Annuity Contract	$242,932	$242,932	$242,932	$242,932
Retirement Restoration Plan Cash Payment	$130,809	$130,809	$130,809	$130,809
Performance Units	—	$2,186,402	—	$1,204,788
Restricted Stock	—	$2,055,503	—	$45,864
Medical and Dental Benefits	—	$43,416	—	—
Tax Reimbursement	—	—	—	—

Total	$373,741	$7,174,134	$373,741	$1,624,393

George J. Damiris
Cash Severance	—	$1,256,472	—	—
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$921,118	—	$507,593
Restricted Stock	—	$707,616	—	$340,345
Medical and Dental Benefits	—	$43,416	—	—
Tax Reimbursement	—	—	—	—

Total	—	$2,928,622	—	$847,938

Denise C. McWatters
Cash Severance	—	$505,350	—	—
Retirement Restoration Plan Annuity Contract	—	—	—	—
Retirement Restoration Plan Cash Payment	—	—	—	—
Performance Units	—	$332,186	—	$182,957
Restricted Stock	—	$340,626	—	$151,351
Medical and Dental Benefits	—	$21,708	—	—
Tax Reimbursement	—	—	—	—

Total	—	$1,199,870	—	$334,308

Under the new change-in-control agreement adopted by our Board on February 21, 2012 for Messrs. Jennings and Aron, the severance payable for Messrs. Jennings and Aron would be calculated as (a) the sum of (i) the executive’s base salary plus (ii) the average annual bonus paid in the three prior years, (b) multiplied by three (in the case of Mr. Jennings) or two (in the case of Mr. Aron). Under the new change-in-control agreements the severance amount payable would have been $5,472,067 (in the case of Mr. Jennings) and $1,363,333 (in the case of Mr. Aron).

Compensation Practices and Risk Management

Certain members of our management are responsible for annually reviewing the relationship between our risk assessment guidelines and our compensation programs. In addition, certain members of our management and the Committee annually review the features and characteristics of our compensation programs, including particular areas that could encourage employees to take excessive risk or focus on short-term results at the expense of long-term value creation, to confirm that our compensation programs do not encourage excessive and unnecessary risk taking. As a part of this review, the Committee and certain members of management review salaries, incentive bonus awards, including the targets established for the inventive bonus awards, and long term incentive awards, including the performance measures used for a portion of the long term incentive awards, at all levels of the Company.

Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals.

While annual cash-based incentive bonus awards play an appropriate role in the executive compensation program, the Committee believes that payment should be determined based on an evaluation of the Company’s performance on a variety of measures, including our performance compared to our industry peers. The Committee believes using multiple measures mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, performance goals reflect our past performance and market conditions affecting our industry.

An appropriate part of total compensation is fixed for the named executive officers, while another portion is variable and linked to performance. A portion of the variable compensation we provide is comprised of long term incentives. A portion of the long term incentives we provide is in the form of restricted stock subject to time based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance-share incentives, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.

As discussed above, while a portion of our potential annual compensation is incentive based, we have also instituted policies and programs designed to discourage unnecessary risk-taking, which is not in the Company’s long-term interests. For example, our stock ownership policy requires our executives to hold certain levels of stock (in addition to any unsettled performance based equity awards), which aligns our executive’s interests with those of our long-term stockholders.

STOCK OWNERSHIP

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 15, 2012 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each known beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 208,401,785 shares of common stock outstanding as of March 15, 2012. All share amounts have been adjusted to reflect a two-for-one stock split that occurred on August 31, 2011. Each of our directors and executive officers owns less than 1.0% of the Company’s common stock.

Beneficial ownership of the Company’s common stock is determined in accordance with SEC rules and regulations and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares
Matthew P. Clifton(1)(2)	741,157
Michael C. Jennings(2)	516,917
David L. Lamp(1)(2)	203,274
Doug S. Aron(2)	185,682
Douglas Y. Bech(3)	162,774
Bruce R. Shaw(2)	106,180
George J. Damiris(2)	87,188
James H. Lee(3)	75,012
Robert G. McKenzie(3)(4)	56,014
Michael E. Rose(3)	52,198
Buford P. Berry(3)	33,000
Denise C. McWatters(2)	32,721
Leldon E. Echols(3)	29,618
Franklin Myers(3)	23,600
Tommy A. Valenta(3)	19,758
Robert J. Kostelnik(3)	13,230
R. Kevin Hardage(3)	10,712
All directors and executive officers as a group (18 persons)(5)	2,395,107

(1)	The number reported includes shares of our common stock held in the Company’s Thrift Plan, a tax-qualified contribution plan, for employees as follows: Mr. Clifton (84,511.28 shares) and Mr. Lamp (23.82 shares).

(2)	The number reported includes shares of restricted stock for which the executive officer has sole voting power but no dispositive power, as follows: Mr. Clifton (41,740 shares), Mr. Jennings (217,984 shares), Mr. Aron (78,437 shares), Mr. Lamp (53,983 shares), Mr. Shaw (19,779 shares), Mr. Damiris (22,968 shares) and Ms. McWatters (12,455 shares). The number does not include unvested performance share units.

(3)

The number reported includes 4,600 shares of common stock to be issued to non-employee directors upon settlement of restricted stock units, which may vest and be settled within 60 days of March 15, 2012 under certain circumstances. Until settled, the non-employee directors have no voting or dispositive power over the restricted stock units.

(4)	The number reported includes 2,200 shares held by Mr. McKenzie as custodian for his grandchildren in accounts under the Uniform Transfer to Minors Act. Mr. McKenzie disclaims beneficial ownership of these shares.

(5)	The Company’s directors and executive officers, as a group, own 1.15% of the Company’s common stock. The number reported includes 2,200 shares as to which Mr. McKenzie disclaims beneficial ownership. The number reported also includes 463,278 shares of unvested restricted stock held by executive officers for which they have sole voting power, but no dispositive power, and 46,000 shares of common stock to be issued to non-employee directors upon settlement of restricted stock units, which may vest and be settled within 60 days of March 15, 2012 under certain circumstances. Until settled, the non-employee directors have no voting or dispositive power over the restricted stock units.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all entities and other persons known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The number of shares of common stock reported as beneficially owned by each of the entities identified below is included in reliance on reports filed with the SEC by these entities.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
FMR LLC(1)	22,556,670	10.8%
BlackRock, Inc.(2)	18,958,479	9.1%
TCTC Holdings, LLC(3)	14,301,098	6.9%

(1)	According to a Schedule 13G/A filed on February 14, 2012 by FMR LLC (“FMR”), FMR has sole voting power with respect to 1,211,015 shares and sole dispositive power with respect to 22,556,670 shares. The Schedule 13G reported that these shares include (a) 21,295,217 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, (b) 242,126 shares beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, (c) 1,912 shares beneficially owned by Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR, (d) 124,190 shares beneficially owned by Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR, (e) 385,660 shares for which Edward C. Johnson 3d, Chairman of FMR, has sole voting and dispositive power, and (f) 507,565 shares beneficially owned by FIL Limited, which is owned in part by partnerships controlled predominately by members of the family of Mr. Johnson or trusts for their benefit. The address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	According to a Schedule 13G filed on February 9, 2012 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting and dispositive power with respect to 18,958,479 shares. The address for Blackrock is 40 East 52nd Street, New York, New York 10022.

(3)	According to a Schedule 13D/A filed on September 6, 2011 by TCTC Holdings, LLC (“TCTC”) and its two wholly-owned subsidiaries Turtle Creek Trust Company (“Trust Company”) and Trust Creek Management, LLC (“Management”), (a) TCTC may be deemed to beneficially own 14,301,098 shares and has sole voting power with respect to 13,644,898 shares and sole dispositive power with respect to 14,301,098 shares, (b) Trust Company may be deemed to beneficially own and has sole voting and dispositive power with respect to 13,644,898 shares, and (c) Management may be deemed to beneficially own and has sole dispositive power, but no voting power, with respect to 656,200 shares. Mr. McKenzie is a member of the board of directors of Trust Company and Mr. Hardage is the Chief Executive Officer of Trust Company. Messrs. McKenzie and Hardage are not deemed to beneficially own shares reported by TCTC, because neither has voting or dispositive power for such shares. The address for TCTC, Trust Company and Management is 2626 Cole Avenue, Suite 705, Dallas, Texas 75204.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two equity compensation plans for the benefit of our employees and directors: the Holly Corporation Long-Term Incentive Compensation Plan and the HollyFrontier Corporation Omnibus Incentive Compensation Plan (formerly named the Frontier Oil Corporation Omnibus Incentive Compensation Plan).

The HollyFrontier Corporation Omnibus Incentive Compensation Plan was assumed by the Company in connection with the merger of Holly and Frontier. Although approved by Frontier’s stockholders, this plan has not been approved by the Company’s stockholders. As a result, under SEC regulations we are required to show awards under this plan as having not been approved by stockholders.

The following table sets forth certain information regarding the plans as of December 31, 2011.

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	577,806	(2)	—	2,097,652
Equity compensation plans not approved by stockholders	196,982	(3)	—	6,332,393

Total	774,788		—	8,430,045

(1)	All stock-based compensation plans, including the stock-based compensation plan that was not approved by our stockholders, are described in Note 6 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Represents shares subject to performance share unit awards granted to our key employees under the Holly Corporation Long-Term Incentive Plan. There were no options outstanding under the Holly Corporation Long-Term Incentive Plan as of December 31, 2011.

(3)	Represents shares subject to performance share unit awards granted to our key employees under the HollyFrontier Corporation Omnibus Incentive Compensation Plan. There were no options outstanding under the HollyFrontier Corporation Omnibus Incentive Compensation Plan as of December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company provides various general and administrative services to HEP under the terms of an Omnibus Agreement dated November 1, 2011. Under the Omnibus Agreement, HEP pays the Company an annual fee, currently $2.3 million. The administrative fee may increase in connection with the expansions of HEP’s operations through the acquisition or construction of new assets or businesses.

The administrative fee covers expenses the Company incurs in performing centralized corporate functions for HEP, such as executive services, legal, accounting, treasury, information technology and other corporate services, including the administration of employee benefit plans. The fee does not include salaries of pipeline and terminal personnel or other employees of HLS or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits, which HEP pays or reimburses the Company.

During 2011, Gerard Regard was employed by the Company as Assistant to the Chairman. Mr. Regard is the father-in-law of R. Kevin Hardage, a director of the Company. Mr. Regard received compensation totaling $122,822 for services to the Company in 2011. Mr. Regard did not report to Mr. Hardage and his compensation was consistent with our policies that apply to all employees with similar qualifications, experience and responsibilities. Gerard Regard retired from his position as the Assistant to the Chairman effective December 31, 2011. Mr. Regard may provide consulting services to the Company from time to time, but he is not currently providing any such services.

Willie D. Reid is employed by the Company as Manager, Applications Infrastructure Support and is the son of Jack Reid, a former director of the Company. Willie Reid was paid cash compensation totaling $167,371 for services to the Company in 2011. Willie Reid also received 182 shares of bonus stock with a grant date value of $58.52 based on a closing price per share on the date of grant. Willie Reid did not report to Jack Reid and his compensation is consistent with our policies that apply to employees with similar qualifications, experience and responsibilities. Jack Reid retired as a director of the Company effective December 31, 2011.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is charged with the responsibility of reviewing and approving all transactions with related persons, when required by the Company’s Code of Business Conduct and Ethics. This responsibility is set forth in the Audit Committee’s charter. In addition, pursuant to the Code of Business Conduct and Ethics, an employee should disclose any potential conflict of interest to a supervisor who does not have a conflict of interest. The supervisor should make all significant decisions with respect to the proposed decision or arrangement on behalf of the Company and report in writing the action taken to the office of the General Counsel. If a director has a potential conflict of interest, the transaction or relationship must be disclosed to the Board or a committee of the Board that does not include such director.

In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee considers factors it deems appropriate, which may include, among others, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, and whether the terms of the transaction are in the best interest of the Company. All related party transactions that are approved by the Audit Committee are disclosed to the Board.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

(PROPOSAL 3)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to be the Company’s auditor for fiscal year 2012. The Board is asking stockholders to ratify this appointment. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Ernst & Young has conducted the Company’s audits since 1977. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

Required Vote and Recommendation

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast on the proposal at the Annual Meeting required to approve this proposal.

The Board unanimously recommends a vote “FOR” the ratification of the Board’s selection of Ernst & Young LLP as the Company’s auditor for 2012.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection

Ernst & Young LLP served as our independent registered public accounting firm for 2011 and has been appointed by the Audit Committee to continue to serve in that capacity for 2012.

Audit and Non-Audit Fees

The following table sets forth the fees paid to Ernst & Young for services provided during 2011 and 2010. All of the fees paid were approved by the Audit Committee.

	2011	2010
Audit Fees(1)	$1,829,395	$1,361,000
Audit-Related Fees(2)	97,320	74,000
Tax Fees(3)	558,130	861,000
All Other Fees	0	0

Total	$2,484,845	$2,296,000

(1)	Represents fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements, audits performed as part of registration statement filings of the Company and its affiliates, review of accounting for complex crude transactions and advice on accounting policies.

(2)	Represents fees for consultations related to various accounting related issues.

(3)	Represents fees for professional services in connection with tax compliance and planning.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services performed by the independent auditor to assure that performing such services does not impair the auditor’s independence.

The Audit Committee may also pre-approve fees related to other non-recurring services or it may delegate its pre-approval authority for non-recurring services, up to $75,000, to one or more of the Audit Committee’s members or to the Company’s Chief Accounting Officer. Any decisions made under this delegation must be reported to the Audit Committee.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for preparing our financial statements and for our system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. The Audit Committee is also responsible for selecting, engaging and overseeing the Company’s independent accountants. Among other things, to fulfill its responsibilities, the Audit Committee:

•	reviewed and discussed with both management and Ernst & Young our audited financial statements for the year ended December 31, 2011;

•

discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the PCAOB in Rule 3200T;

•

discussed with Ernst & Young matters relating to its independence and received the written disclosures and letter from Ernst & Young required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	considered whether Ernst & Young’s provision of non-audit services to the Company is compatible with the auditor’s independence

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee of the Board of Directors

Leldon E. Echols
Chairman
R. Kevin Hardage
James H. Lee
Michael E. Rose
Tommy A. Valenta

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board during all or some portion of the year ending December 31, 2011 were Mr. Bech, Chairman, Mr. Berry, Mr. Echols, Mr. McKenzie and Mr. Myers. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2011. None of the members who served on the Compensation Committee at any time during fiscal 2011 had any relationship requiring disclosure under the section of this proxy statement entitled “Related Party Transactions.” No executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a member of our Board or our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of common stock to file with the SEC initial reports of ownership of shares of common stock and reports of changes in such ownership. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2011 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were met. After the end of the fiscal year, our former director, Jack P. Reid, advised us that he was unable to reconcile his current share ownership with the beneficial ownership shown on his most recent Section 16 report. His records reflect that he beneficially owns 14,720 shares more than he had previously reported. Mr. Reid further advised us that he was unable to determine when the error occurred. Mr. Reid served as a director of the Company from 1977 through 2011. Mr. Reid made a Form 5 filing correcting his beneficial ownership on February 14, 2012.

ADDITIONAL INFORMATION

Stockholder Proposals

For a stockholder proposal to be included in the Company’s proxy materials for the 2013 annual meeting of stockholders, the proposal must be received in writing by the Company at the Company’s principal executive offices by November 30, 2012, and otherwise comply with all requirements of the SEC for stockholder proposals.

Notice of proposals to be considered at next year’s meeting, but not included in the proxy statement, must meet the requirements in the Company’s by-laws. These notices must be submitted to the Secretary of the Company at the Company’s principal executive offices. To be timely, notice of business other than nomination of a director must be submitted not less than 120 calendar days (November 30, 2012) nor more than 150 calendar days (October 31, 2012) prior to the first anniversary date of the Company’s proxy statement release to stockholders for the preceding year’s annual meeting. In the case of the nomination of a director, to be timely, the notice must be submitted not less than 90 days (December 31, 2012) nor more than 120 days (November 30, 2012) prior to the anniversary date of the prior year’s annual meeting of stockholders.

Annual Report

A copy of our Annual Report for the year ended December 31, 2011 was made available to you on or about March 30, 2012 with this proxy statement and is available at www.proxyvote.com. Additional copies of the Annual Report and this Notice of Annual Meeting, proxy statement and accompanying proxy card may be obtained from the Secretary of the Company at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE TO EACH PERSON TO WHOM A NOTICE OF INTERNET AVAILABILITY IS DELIVERED UPON WRITTEN REQUEST ADDRESSED TO DENISE C. MCWATTERS, VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, HOLLYFRONTIER CORPORATION, 2828 N. HARWOOD, SUITE 1300, DALLAS, TEXAS 75201.

Stockholders with the Same Address

Each registered stockholder received one copy of the Notice of Internet Availability per account even if at the same address, unless the Company has received contrary instructions from one or more of such stockholders, while most banks and brokers delivered only one copy of such Notice of Internet Availability to consenting beneficial stockholders who share the same address. This procedure called “householding” reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most beneficial stockholders who received multiple copies of the Notice of Internet Availability at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, most beneficial stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Householding Department, Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Other Matters

The Board does not know of any other matters to be acted upon at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

HOLLYFRONTIER CORPORATION

2828 N. HARWOOD

SUITE 1300

DALLAS, TX 75201-1507

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44316-P23123	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HOLLYFRONTIER CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

	1a.	Douglas Y. Bech	☐	☐	☐

	1b.	Buford P. Berry	☐	☐	☐				For	Against	Abstain

	1c.	Matthew P. Clifton	☐	☐	☐		1i.	Robert G. McKenzie	☐	☐	☐

	1d.	Leldon E. Echols	☐	☐	☐		1j.	Franklin Myers	☐	☐	☐

	1e.	R. Kevin Hardage	☐	☐	☐		1k.	Michael E. Rose	☐	☐	☐

	1f.	Michael C. Jennings	☐	☐	☐		1l.	Tommy A. Valenta	☐	☐	☐

	1g.	Robert J. Kostelnik	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:
	1h.	James H. Lee	☐	☐	☐
						2.	Advisory vote to approve named executive officer compensation.		☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐	3.	To ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2012 fiscal year.		☐	☐	☐
Please indicate if you plan to attend this meeting			☐	☐
			Yes	No		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you need directions to the annual meeting of stockholders, please call our Investor Relations Department at (214) 871-3555.

M44317-P23123

HOLLYFRONTIER CORPORATION

Annual Meeting of Stockholders

May 16, 2012 8:30 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Matthew P. Clifton, Michael C. Jennings, and Denise C. McWatters, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOLLYFRONTIER CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT on May 16, 2012, at the The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy also authorizes Matthew P. Clifton, Michael C. Jennings, and Denise C. McWatters to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side